Exhibit 10.10

ZOËS KITCHEN

FRANCHISE AGREEMENT

By and Between

SOHO FRANCHISING, LLC

And

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ARTICLE 22 SUBMISSION OF AGREEMENT		47
22.1	General	47

ARTICLE 23 ACKNOWLEDGMENT		48
23.1	General	48

ZOËS KITCHEN

FRANCHISE AGREEMENT

THIS FRANCHISE AGREEMENT (“Agreement”) is made this            day of                               , 20         (the “Effective Date”) by and between Soho Franchising, LLC, a Delaware limited liability company (“Franchisor”), and                                             , a                                    (“Franchisee”), with reference to the following facts:

A.                                    Franchisor and/or an Affiliate of Franchisor owns certain proprietary and other property rights and interests in and to the “ZOËS KITCHEN” name and service mark, and such other trademarks, service marks, logo types and commercial symbols as Franchisor may from time to time authorize or direct Franchisee to use in connection with the operation of the Licensed Restaurant (the “Marks”).

B.                                    Franchisor and/or an Affiliate of Franchisor have developed and continue to develop, and Franchisor owns or has the right to sublicense, a system for the operation of Restaurants specializing in the preparation and sale of specialty sandwiches, salads, soups, beverages, and other goods, including, among other things, distinctive food recipes, preparation techniques, product specifications, signs, trade secrets and other confidential information, architectural designs, trade dress, layout plans, uniforms, equipment specifications, inventory and marketing techniques.

C.                                    Franchisee desires to obtain the license and franchise to operate a single Restaurant, under the Marks and in strict accordance with the System, and the standards and specifications established by Franchisor; and Franchisor is willing to grant Franchisee such license and franchise under the terms and conditions of this Agreement.

NOW, THEREFORE, the parties agree as follows:

ARTICLE 1
DEFINITIONS

1.1                               Certain Definitions and Applicable Information.  In this Agreement the following capitalized terms shall have the meanings set forth below, unless the context otherwise requires:

“Initial Fee” means $50,000.

“Location” means                                                                                                                                         .

“Operating Principal” means                                                       , or such other individual hereafter designated by Franchisee, and accepted by Franchisor (and until subsequently disapproved by Franchisor), to serve as the authorized representative of Franchisee, who Franchisee acknowledges and agrees shall act as Franchisee’s representative, who shall hold 10% or more of the Equity of Franchisee, and who shall have the authority to act on behalf of Franchisee during the Term.

1.2                               Defined Terms.  In this Agreement the following capitalized terms shall have the meanings set forth below, unless the context otherwise requires:

“Accounting Period” means each of the thirteen four-week periods in each calendar year.

“Additional Training” shall have the meaning set forth in Section 6.3.3 of this Agreement.

“Advertising Fee” shall have the meaning set forth in Section 4.3 of this Agreement.

“Advertising Fund” shall have the meaning set forth in Section 4.3 of this Agreement.

“Affiliate” when used herein in connection with Franchisor or Franchisee, includes each person or Entity which directly, or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with Franchisor or Franchisee, as applicable.  Without limiting the foregoing, the term “Affiliate” when used herein in connection with Franchisee includes any Entity 10% or more of whose Equity or voting control, is held by person(s) or Entities who, jointly or severally, hold 10% or more of the Equity or voting control of Franchisee.  For purposes of this definition, control of a person or Entity means the power, direct or indirect, to direct or cause the direction of the management and policies of such person or Entity whether by contract or otherwise.  Notwithstanding the foregoing definition, if Franchisor or its Affiliate has any ownership interest in Franchisee, the term “Affiliate” shall not include or refer to the Franchisor or that Affiliate, and no obligation or restriction upon an “Affiliate” of Franchisee, shall bind Franchisor, or said Affiliate or their respective direct and indirect parents or subsidiaries, or their respective officers, directors, or managers.

“Agreement” means this Franchise Agreement.

“Anti-Terrorism Laws” means Executive Order 13224 issued by the President of the United States of America (or any successor Order), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT Act) of 2001 (or any successor legislation) and all other present and future national, provincial, federal, state and local laws, ordinances, regulations, policies, lists, Orders and any other requirements of any Governmental Authority addressing or in any way relating to terrorist acts and acts of war.

“Applicable Law” means and includes applicable common law and all applicable statutes, laws, rules, regulations, ordinances, policies and procedures established by any Governmental Authority, governing the development, construction and operation of the Licensed Restaurant, including all labor, immigration, food and drug laws and regulations, as in effect on the Effective Date hereof, and as may be amended, supplemented or enacted from time to time.

“Area Development Agreement” means an agreement between Franchisee and Franchisor under which Franchisee or its Affiliate ahs agreed to open multiple Restaurants and pursuant to which Franchisee has executed this Agreement.

“Assets”  means all of the following personal property and assets owned by Franchisee or in which Franchisee otherwise has any rights, and located at, or used in connection with the Licensed Restaurant: (a) all accounts, licenses, permits, and contract rights, including this Agreement, leasehold interests, all telephone and telecopier numbers, telephone and other directory listings, general intangibles, receivables, claims of Franchisee, all guaranties and security therefor and all of Franchisor’s right, title and interest in the goods purchased and represented by any of the foregoing; (b) all chattel paper including electronic chattel paper and tangible chattel paper; (c) all documents and instruments; (d) all letters of credit and letter-of-credit rights and all supporting obligations; (e) all deposit accounts; (f) all investment property and financial assets; (g) all inventory and products thereof and documents therefor; (h) all furniture, fixtures, equipment, leasehold improvements and machinery, wherever located and all documents and general intangibles covering or relating thereto; (i) all books and records pertaining to the foregoing, including computer programs, data, certificates, records, circulation lists, subscriber lists, advertiser lists, supplier lists, customer lists, customer and supplier contracts, sales orders, and purchasing records; (j) all software including computer programs and supporting information; (k) all commercial tort claims; (l) all other personal property of Franchisee of any kind used in connection with the Licensed Restaurant; and (m) all proceeds of the foregoing, including proceeds of insurance policies.

“Assignment” shall mean and refer to any assignment, transfer, gift or other conveyance, voluntarily or involuntarily, in whole or in part, by operation of Applicable Law or otherwise, of any interest in this Agreement or any of Franchisee’s rights or privileges hereunder, or all or any substantial portion of the assets of the Licensed Restaurant, including the Lease; provided, further, however, that if Franchisee is an Entity, each of the following shall be deemed to be an Assignment of this Agreement: (i) the sale, assignment, transfer, conveyance, gift, pledge, mortgage, hypothecation or other encumbrance of more than 49% in the aggregate, whether in one or more transactions, of the Equity or voting power of Franchisee, by operation of law or otherwise or any other event(s) or transaction(s) which, directly or indirectly, effectively changes control of Franchisee; (ii) the issuance of any securities by Franchisee which itself or in combination with any other transaction(s) results in the Owners, as constituted on the Effective Date, owning less than 51% of the outstanding Equity or voting power of Franchisee; (iii) if Franchisee is a Partnership, the resignation, removal, withdrawal, death or legal incapacity of a general partner or of any limited partner owning more than 49% of the Partnership Rights of the Partnership, or the admission of any additional general partner, or the transfer by any general partner of any of its Partnership Rights in the Partnership, or any change in the ownership or control of any general partner; (iv) the death or legal incapacity of any Owner owning more than 49% of the Equity or voting power of Franchisee; and (v) any merger, stock redemption, consolidation, reorganization, recapitalization or other transfer of control of the Franchisee, however effected.

“Authorized Zoës Kitchen Products” means the foods products, sauces, marinades and beverages and other food items and ancillary related products, which may include specialty foods, packaged foods, books, hats, t-shirts and novelty items, as specified by Franchisor from time to time in the Manuals, or as otherwise directed by Franchisor in writing, for sale at a Restaurant, prepared, sold and/or manufactured in strict accordance with Franchisor’s recipes, standards and specifications, including specifications as to ingredients, brand names, preparation and presentation.

“Catering” means (i) the preparation, provision and service and management of service of food and beverages (including sales, marketing and promotional practices related thereto) to guests, invitees and other third parties on behalf of a client of the provider, whether on premises owned, leased, managed, licensed, hired or operated by such client, or for a venue-based catering facility not constituting a restaurant by the provider including, without limitation, a private, cultural, entertainment, healthcare, sports, convention or educational facility, or as part of a special event such as a sporting, cultural, charitable or political event; and (ii) contract catering services which means the preparation, provision and service or management of service of food and beverages (including sales, marketing and promotional practices related thereto) to employees, customers, vendors, guests and invitees (but not the general public) on behalf of a client or to a client directly on an ongoing basis over a period of time pursuant to a contract with such client.

“Competitive Activities” means to, own, operate, lend to, advise, be employed by, or have any financial interest in (i) any restaurant or business that specializes in the preparation, production or sale, at retail or wholesale, of any food product or featured menu item which is now or in the future an Authorized Zoës Kitchen Product, other than a Restaurant operated pursuant to a validly subsisting franchise agreement with Franchisor.  Notwithstanding the foregoing, “Competitive Activities” shall not include the direct or indirect ownership solely as an investment, of securities of any Entity which are traded on any national securities exchange if the owner thereof (i) is not a controlling person of, or a member of a group which controls, such Entity and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Entity.

“Continuing Royalty” shall have the meaning set forth in Section 4.2 of this Agreement.

“Co-op Advertising Regions” shall have the meaning set forth in Section 8.4 of this Agreement.

“Crisis Management Event” means any event that occurs at or about the Licensed Restaurant that has or may cause harm or injury to customers or employees, such as food contamination, food spoilage/poisoning, food tampering/sabotage, contagious diseases, natural disasters, terrorist acts, shootings, or any other circumstance which may damage the System, Marks, or image or reputation of Restaurants or Franchisor or its Affiliates.

“Default” or “default” means any breach of, or failure to comply with, any of the terms or conditions of an agreement.

“Dispute” shall have the meaning set forth in Section 19.1 of this Agreement.

“Effective Date” means the date indicated in the first paragraph of this Agreement.

“EFT” shall have the meaning set forth in Section 4.5.1 of this Agreement.

“Entity” means any limited liability company, partnership, trust, association, corporation or other entity which is not an individual.

“Equity” means capital stock, membership interests, Partnership Rights, or other equity ownership interests of an Entity.

“First Successor Franchise Agreement” shall have the meaning set forth in Section 3.2 of this Agreement.

“First Successor Term” shall have the meaning set forth in Section 3.2 of this Agreement.

“Force Majeure” means acts of God (such as tornadoes, earthquakes, hurricanes, floods, fire or other natural catastrophe); strikes, lockouts or other industrial disturbances; war, terrorist acts, riot, or other civil disturbance; epidemics; or other similar forces which Franchisee could not by the exercise of reasonable diligence have avoided;

provided however, that neither an act or failure to act by a Governmental Authority, nor the performance, non-performance or exercise of rights under any agreement with Franchisee by any lender, landlord, contractor, or other person shall be an event of Force Majeure hereunder, except to the extent that such act, failure to act, performance, non-performance or exercise of rights results from an act which is otherwise an event of Force Majeure.  For the avoidance of doubt, Franchisee’s financial inability to perform or Franchisee’s insolvency shall not be an event of Force Majeure hereunder.

“Goods and Services” shall have the meaning set forth in Section 9.4.1 of this Agreement.

“Governmental Authority” means and includes all Federal, state, county, municipal and local governmental and quasi-governmental agencies, commissions and authorities.

“Gross Sales” means the total of all revenues received or receivable by Franchisee as payment, whether in cash or for credit or barter, or other means of exchange (and, if for credit or barter, whether or not payment is received therefor), on account of any and all goods, merchandise, services or products sold in or from the Licensed Restaurant, including Catering, or which are promoted or sold under any of the Marks, during each Accounting Period of the Term, whether or not Franchisor offers such services or products in its other locations, including; (a) revenues from sales of any nature or kind whatsoever, derived by Franchisee or by any other person or Entity (including Franchisee’s Affiliate(s)) from the Licensed Restaurant; (b) sales of Authorized Zoës Kitchen Products in contravention of this Agreement; (c) the proceeds of any business interruption insurance, after the satisfaction of any applicable deductible; and (d) sales from vending devices including pay telephones.  Notwithstanding the foregoing, “Gross Sales” shall exclude the following: (i) sums representing sales taxes collected directly from customers by Franchisee in the operation of the Licensed Restaurant, and any sales, value added or other tax, excise or duty charged to customers which is levied or assessed against Franchisee by any Federal, state, municipal or local authority, based on sales of specific goods, products, merchandise or services sold or provided at or from the Licensed Restaurant, provided that such taxes are actually transmitted to the appropriate Governmental Authority; (ii) sums representing tips, gratuities or service charges paid directly by customers to employees of Franchisee or paid to Franchisee and promptly and to the extent turned over to such employees by Franchisee in lieu of direct tips or gratuities; (iii) proceeds from isolated sales of equipment and trade fixtures not constituting any part of Franchisee’s products and services offered for resale at the Licensed Restaurant nor having any material effect upon the ongoing operation of the Licensed Restaurant required under this Agreement; and (iv) revenues received on account of sales of pre-paid gift cards and certificates; provided, however, that revenues received on redemption of such pre-paid gift cards and certificates shall be included as part of “Gross Sales.”  For purposes of clarity, with respect to goods, merchandise, services or products sold pursuant to coupons or other discounts (which must be approved in advance by Franchisor), Gross Sales shall not include the amount discounted from the purchase price of such goods, merchandise, services or products.

“Heirs” shall have the meaning set forth in Section 14.3.2 of this Agreement.

“Information” shall have the meaning set forth in Section 10.1 of this Agreement.

“Information Systems” means all electronic based hardware, software, middleware, web-based solutions, wireless, electronic interfaces, cabling, and other electronic devices, including, computer systems, point of sale and cash collection systems, data systems, network systems, printer systems, internet systems, telecommunication systems, menu systems, security systems, digital media systems, video and still digital cameras, power systems, music systems, and required service and support systems and programs.

“Internet” means collectively the myriad of computer and telecommunications facilities, including equipment and software, which comprise the interconnected worldwide network of networks that employ the TCP/IP [Transmission Control Protocol/Internet Protocol], or any predecessor or successor protocols to such protocol, to communicate information of all kinds by fiber optics, wire, radio, or other methods of transmission.

“Lease” shall mean any agreement, however denominated, that allows Franchisee to occupy a Location owned by a third party, including any lease, sublease, concession agreement, license, and similar arrangement between Franchisee and a third party.

“Licensed Restaurant” means, as context requires, the Restaurant to be developed, or already developed, at the Location by Franchisee pursuant to this Agreement.

“Local Advertising Expenditure” shall have the meaning set forth in Section 8.2 of this Agreement.

“Manuals” means Franchisor’s library of operations and training manuals, including start-up manual and franchise unit operation manual, and any other written directive related to the System, as the same may be amended and revised from time to time, including all bulletins, supplements and ancillary and additional manuals and written directives established by Franchisor as in effect and amended from time to time.

“Marks” shall have the meaning set forth in Recital A above.

“Non-Proprietary Products” shall have the meaning set forth in Section 9.3 of this Agreement.

“Non-Traditional Venue” is a facility operated under the Marks located within another primary business or in conjunction with other businesses or at institutional settings, including toll roads, hotels and motels, ships, ports, piers, casinos, stadiums, airports, colleges and universities, schools, hospitals, military and other governmental facilities, office or in-plant food service facilities, shopping mall food courts operated by a master concessionaire, grocery stores, supermarkets and convenience stores and any site for which the lessor, owner or operator thereof shall have indicated its intent to prefer or limit the operation of its food service facilities to a master concessionaire or contract food service provider.

“Notice of Election” shall have the meaning set forth in Section 3.3.1 of this Agreement.

“On-Site Training” shall have the meaning set forth in Section 6.2 of this Agreement.

“Option Notice” shall have the meaning set forth in Section 18.1.1 of this Agreement.

“Owner” means any direct or indirect shareholder, member, general or limited partner, trustee, or other equity owner of an Entity, except, that if Franchisor or any Affiliate of Franchisor has any ownership interest in Franchisee, the term “Owner” shall not include or refer to the Franchisor or that Affiliate or their respective direct and indirect parents and subsidiaries, and no obligation or restriction upon the “Franchisee”, or its Owners shall bind Franchisor, or said Affiliate or their respective direct and indirect parents and subsidiaries or their respective officers, directors, or managers.

“Partnership Rights” means voting power, property, profits or losses, or partnership interests of a Partnership.

“Partnership” means any general partnership, limited partnership, or limited liability partnership.

“Permits” means and includes all applicable franchises, licenses, permits, registrations, certificates and other operating authority required by Applicable Law.

“Premises” means the premises owned, leased or subleased by Franchisee at which the Licensed Restaurant is located including any ancillary common area, parking lot, campus, buildings and other structures associated with the Premises.

“Proprietary Products” shall have the meaning set forth in Section 9.2 of this Agreement.

“Purchase Option” shall have the meaning set forth in Section 18.1.1 of this Agreement.

“Purchase Price” shall have the meaning set forth in Section 18.2.1 of this Agreement.

“Restaurant” means a restaurant being developed or operated, as the case may be, under the Marks and in accordance with the System and specializing in the sale of Authorized Zoës Kitchen Products.

“Restaurant Level EBITDA” means earnings of the Licensed Restaurant:  (i) after reduction for::  (a) amounts charged for full “Continuing Royalty” and “Advertising Fee” during such period, (b) amounts spent directly on Restaurant marketing and advertising, and (c) amounts spent on all Licensed Restaurant labor and management expenses, including reasonable salary, benefits and bonus of the Restaurant Manager of the Licensed Restaurant but not

Franchisor’s Operating Principal, and not general overhead relating to the Franchisee or its Affiliates or any multi-unit management personnel; and (ii) without reduction for (a) interest, (b) taxes, (c) depreciation or (d) amortization.

“Restaurant Manager” means an individual, acceptable to, and certified by Franchisor, and responsible for overseeing the operation of the Licensed Restaurant.

“Restricted Persons” means the Franchisee, and each of its Owners and Affiliates, and the respective officers, directors, managers, and Affiliates of each of them, the Operating Principal, the Restaurant Manager(s), and the spouse and family members who live in the same household of each of the foregoing who are individuals.

“ROFR” shall have the meaning set forth in Section 13.2.3(c) of this Agreement.

“ROFR Period” shall have the meaning set forth in Section 13.2.3(c) of this Agreement.

“Second Successor Franchise Agreement” shall have the meaning set forth in Section 3.2 of this Agreement.

“Second Successor Term” shall have the meaning set forth in Section 3.2 of this Agreement.

“Site Review Request” shall have the meaning set forth in Section 5.1.1 of this Agreement.

“ServSafe” means the food safety training program administered by the National Restaurant Association Educational Foundation under the “ServSafe” name, or such other or additional food safety program or certification program designated or accepted by Franchisor from time to time for the jurisdiction in which the Licensed Restaurant is located.

“Successor Franchise Agreement” means the First Successor Franchise Agreement or the Second Successor Franchise Agreement, as the context requires.

“Successor Franchise Right” shall have the meaning set forth in Section 3.2 of this Agreement.

“Successor Term” means the First Successor Term or Second Successor Term, as the context requires.

“Supplier” shall have the meaning set forth in Section 9.3 of this Agreement.

“System” means the Franchisor’s operating methods and business practices related to its Restaurants, and the relationship between Franchisor and its franchisees, including defined product offerings, recipes, and preparation methods; distinctive interior and exterior Restaurant designs, including architectural designs, layout plans; other items of trade dress; specifications for equipment, fixtures, and uniforms; signs; Trade Secrets and other confidential information; restrictions on ownership; inventory techniques, standard operating and administrative procedures; management and technical training programs; and marketing and public relations programs; all as Franchisor may modify the same from time to time.

“Term” shall have the meaning set forth in Section 3.1 of this Agreement including any extensions thereof.

“Territory” shall have the meaning set forth in Section 2.3.1 of this Agreement.

“Terrorist Lists” means all lists of known or suspected terrorists or terrorist organizations published by any U.S. Government Authority, including U.S. Treasury Department’s Office of Foreign Asset Control (“OFAC”), that administers and enforces economic and trade sanctions, including against targeted non-U.S. countries, terrorism sponsoring organizations and international narcotics traffickers.

“Trade Secrets” means proprietary and confidential information, including, recipes, ingredients, specifications, procedures, policies, concepts, systems, know-how, plans, software, strategies, and methods and techniques of operating the Licensed Restaurant and producing and preparing Authorized Zoës Kitchen Products, excluding information that is or becomes a part of the public domain through publication or communication by third parties not bound by any confidentiality obligation or that Franchisee can show was already lawfully in Franchisee’s possession before receipt from Franchisor.

“Traditional Restaurant” is a business premises that exists primarily as a Restaurant, excluding any Restaurant at a Non-Traditional Venue, however, which Traditional Restaurant may also have other types of Franchisor-approved co-branded businesses located in it, but in such case the Restaurant is the primary business.

“Trigger Date” means the earliest to occur of:  (a) 24 months following the opening date of the Licensed Restaurant; (b) 24 months following the opening date of the first Restaurant opened under an Area Development Agreement, if applicable; or (c) if applicable, the day on which such Area Development Agreement is terminated, if terminated due to Franchisee’s failure to meet its Development Obligation thereunder.

“ZOËS KITCHEN Brand Product” means any product now existing or developed in the future that bears any of the Marks.

ARTICLE 2

GRANT

2.1                               Grant.

2.1.1                        Franchisor hereby awards Franchisee, and Franchisee hereby accepts, the right, license and obligation, during the Term, to use and display the Marks, and to use the System, to operate one (1) Restaurant at, and only at, the Location upon the terms and subject to the provisions of this Agreement and all ancillary documents hereto.  Franchisee may not operate a mobile unit.

2.1.2                        Franchisee may not offer, sell or provide delivery services or Catering services without first obtaining Franchisor’s prior written consent, which shall be granted or denied in Franchisor’s sole discretion.  In the event such prior written consent is granted, and in addition to such other conditions and restrictions as Franchisor may impose, Franchisee shall at all times provide such delivery and/or Catering services in strict accordance with Franchisor’s standards, specifications and polices regarding the same, as may be amended from time to time.  Such standards, specifications and policies may include, without limitation, restrictions regarding the types of products and services Franchisee may offer and the geographic area in which Franchisee may provide such delivery and/or Catering services.

2.2                               No Sublicensing Rights.  Franchisee shall not sublicense, sublease, subcontract or enter any management agreement providing for, the right to operate the Licensed Restaurant or to use the System granted pursuant to this Agreement. Territorial Rights.

2.3                               Territorial Rights.

2.3.1                     During the Term, neither Franchisor nor any Affiliate of Franchisor shall open or operate any Traditional Restaurant, nor license other to do so, within the geographic area described on Exhibit A (the “Territory”).

2.3.2                     Except to the limited extent expressly provided in Section 2.3.1 of this Agreement, the license granted to the Franchisee under this Agreement is nonexclusive and Franchisor expressly reserves all other rights including, the exclusive, unrestricted right, in its discretion, directly and indirectly, itself and through its employees, Affiliates, representatives, franchisees, licensees, assigns, agents and others:

(a)                                 to own or operate, and to license others (which may include its Affiliates) to own or operate (i) “ZOËS KITCHEN” Restaurants at any location outside the Territory, (ii) “ZOËS KITCHEN” Non-Traditional Venues at any location, and of any type whatsoever, within or outside the Territory, and regardless of proximity to the Restaurant developed pursuant hereto; and (iii) restaurants or other businesses operating under names other than “ZOËS KITCHEN,” at any location, and of any type whatsoever, within or outside the Territory and regardless of their proximity to the Restaurant developed pursuant hereto; and

(b)                                 to produce, license, distribute and market ZOËS KITCHEN Brand Products, including pre-packaged food items, dressings and other food and beverage products; books; clothing; souvenirs and novelty items; through any outlet (regardless of its proximity to the Restaurant opened pursuant hereto), including grocery stores, supermarkets and convenience stores and through any distribution channel, at wholesale or retail, including by means of the Internet or Internet web site, mail order catalogs, direct mail advertising, delivery, Catering and other distribution methods; and to advertise and promote the System through any means, including the Internet.

ARTICLE 3
TERM AND RIGHT TO ENTER INTO SUCCESSOR FRANCHISE AGREEMENT

3.1                               Initial Term.  The term of this Agreement (“Term”) shall commence on the Effective Date and shall expire 10 years from such date, unless sooner terminated or extended pursuant hereto.

3.2                               Right to Enter into Successor Franchise Agreements.

3.2.1                     Subject to the conditions contained in Section 3.4 of this Agreement and Franchisee’s compliance with Section 3.3 of this Agreement, and provided that Franchisor is then currently offering franchises in the same state in which the Franchisee’s Restaurant is located, at the expiration of the Term hereof, Franchisee shall have the right (the “Successor Franchise Right”) to enter into a new franchise agreement in the form then generally being offered to prospective franchisees of the System (the “First Successor Franchise Agreement”) for a 10 year period (the “First Successor Term”), which Successor Franchise Agreement shall likewise grant Franchisee the right to enter into one additional franchise agreement at the end of the First Successor Term, in the form then generally being offered to prospective franchisees of the System (the “Second Successor Franchise Agreement”) for a 10 year period (the “Second Successor Term”).  Franchisee acknowledges that the terms, including Continuing Royalty and Advertising Fee payable, during the First Successor Term and Second Successor Term shall be as then generally applicable to new franchisees granted at the time and may differ from those contained in this Agreement.

3.2.2                     The term of the First Successor Franchise Agreement and the Second Successor Franchise Agreement, as applicable, shall commence upon the date of expiration of the Term hereof or the First Successor Franchise Agreement, as applicable; provided, however, that notwithstanding the terms of Franchisor’s then-current form of Franchise Agreement:

(a)                                 The First Successor Franchise Agreement and the Second Successor Franchise Agreement shall provide that Franchisee must pay, in lieu of an initial franchise fee, a renewal fee in the amount of one-half of Franchisor’s then-current initial franchise fee; and

(b)                                 unless otherwise mutually agreed in writing, the First Successor Franchise Agreement and the Second Successor Franchise Agreement shall be modified to conform to the Successor Franchise Rights granted in franchisee’s original franchise agreement for the Licensed Restaurant.

3.3                               Form and Manner of Exercising Successor Franchise Right.  The Successor Franchise Right shall be exercised, if at all, strictly in the following manner:

3.3.1                     Between 9 months and 12 months before the expiration of the Term, Franchisee shall notify Franchisor in writing (“Notice of Election”) that it intends to exercise its Successor Franchise Right and no sooner than immediately after the expiration of any waiting period(s) by Applicable Law and no more than 30 days after Franchisee receives Franchisor’s Franchise Disclosure Document, if applicable, and execution copies of the applicable Successor Franchise Agreement, Franchisee shall execute the copies of said Successor Franchise Agreement and return them to Franchisor.

3.3.2                     If Franchisee shall have exercised its Successor Franchise Right in accordance with Section 3.3.1 of this Agreement and satisfied all of the conditions contained in Section 3.4 of this Agreement, Franchisor shall execute the Successor Franchise Agreement, executed by Franchisee and at or prior to the expiration of the Term, deliver one fully executed copy thereof to Franchisee.

3.3.3                     If Franchisee fails to perform any of the acts, or deliver any of the notices required pursuant to the provisions of Sections 3.3 or 3.4 of the Agreement, in a timely fashion, such failure shall be deemed an election by Franchisee not to exercise its Successor Franchise Right and shall automatically cause Franchisee’s said Successor Franchise Right to lapse and expire.

3.4                               Conditions Precedent to Entering into a Successor Franchise Agreement.  Franchisee’s Successor Franchise Right is conditioned upon Franchisee’s fulfillment of each and all of the following conditions precedent:

3.4.1                     At the time Franchisee delivers its Notice of Election to Franchisor and at all times thereafter until the commencement of the applicable Successor Term, Franchisee shall have fully performed, in all material respects, all of its obligations under the Agreement, the Manuals and all other agreements then in effect between Franchisee and Franchisor (or its Affiliates).

3.4.2                     At Franchisor’s request, Franchisee shall, prior to the date of commencement of the applicable Successor Term, undertake and complete at its expense, the remodeling, renovation, modernization, or refurbishing of the Premises, Location and the Licensed Restaurant, which may include installation of new or replacement equipment, to comply with Franchisor’s then-current specifications and standards for new Restaurants.

3.4.3                     Without limiting the generality of Section 3.4.1 of this Agreement, Franchisee shall not have committed and cured 3 or more material defaults of Articles 4, 7, 9, 10, 11 or 12 of the Agreement during any 36 month period during the Term of the Agreement for which Franchisor shall have delivered notices of default, whether or not such defaults were cured.

3.4.4                     Franchisee, and Franchisee’s employees, as applicable, shall comply with Franchisor’s then-current qualification, training and certification requirements at Franchisee’s expense.

3.4.5                     Concurrently with the execution of the applicable Successor Franchise Agreement, Franchisee shall, and shall cause each of its Affiliates to, execute and deliver to Franchisor a general release, on a form prescribed by Franchisor of any and all known and unknown claims against Franchisor and its Affiliates and their officers, directors, agents, shareholders and employees.  The release may cover future consequences of acts, omissions events and circumstances predating the date of the release, but will not release, in advance, future acts, omissions or events which have not occurred at the time the release is executed.

3.5                               Notice Required by Law.  If Applicable Law requires that Franchisor give notice to Franchisee prior to the expiration of the Term, this Agreement shall remain in effect on a week to week basis until Franchisor has given the notice required by such Applicable Law.  If Franchisor is not offering new franchises, is in the process of revising, amending or renewing its form of franchise agreement or disclosure document, or is not lawfully able to offer Franchisee its then-current form of franchise agreement, at the time Franchisee delivers its Notice of Election, Franchisor may, in its discretion, (i) offer to renew this Agreement upon the same terms set forth herein for a Successor Term determined in accordance with Section 3.2 of this Agreement hereof, or (ii) offer to extend the Term hereof on a week to week basis following the expiration of the Term hereof for as long as it deems necessary or appropriate so that it may lawfully offer its then-current form of franchise agreement.

ARTICLE 4
PAYMENTS

4.1                               Initial Fee.  Upon execution hereof, Franchisee shall pay to Franchisor the Initial Fee.  The Initial Fee is non-refundable, in whole or in part, under any circumstances.

4.2                               Continuing Royalty.  Franchisee shall pay to Franchisor, as provided in Section 4.5, a continuing royalty (the “Continuing Royalty”) equal to 7% of Franchisee’s Gross Sales during the proceeding Accounting Period.

4.3                               Advertising Fee.  Upon written request from Franchisor, Franchisee shall pay to Franchisor, as provided in Section 4.5, an advertising fee equal to up to 1.0%, as determined by Franchisor, of Franchisee’s Gross Sales during the preceding Accounting Period (“Advertising Fee”).  Franchisor shall contribute the Advertising Fee to the Advertising Fund to be administered in the manner provided in Section 8.3 of this Agreement (the “Advertising Fund”).  Franchisor may adjust the Advertising Fee from time to time, but never to more than 1.0% of Franchisee’s Gross Sales.  Pursuant to Section 8.4 of this Agreement, Franchisor may also establish a co-op advertising fund for Franchisee’s region.  The fee for co-operative advertising will be in addition to the Advertising Fee and will be determined by each co-op advertising region, as described in Section 8.4.2 of this Agreement.

4.4                               Manner of Payment.  Franchisee shall calculate the Continuing Royalty and Advertising Fee due to Franchisor as prescribed above and cause Franchisor to receive payment of all Continuing Royalties, Advertising Fees, and all other amounts then owed to Franchisor, together with a statement of Franchisee’s Gross Sales for the applicable Accounting Period (certified as complete and accurate by a duly authorized representative of Franchisee), no later than the 7th calendar day following each Accounting Period during the Term.

4.5                               EFT and Pre-Authorized Payments.

4.5.1                     At Franchisor’s request, Franchisee, at Franchisee’s sole cost and expense, shall instruct its bank to pay the amount of its Continuing Royalty, Advertising Fee and other fees directly to Franchisor from Franchisee’s account, by electronic funds transfer or such other automatic payment mechanism which Franchisor may designate (“EFT”) and upon the terms and conditions set forth in the Manuals, and promptly upon Franchisor’s request, Franchisee shall execute or re-execute and deliver to Franchisor such pre-authorized check forms and other instruments or drafts required by Franchisor’s bank, payable against Franchisee’s bank account, to enable Franchisor to draw Franchisee’s Continuing Royalty, Advertising Fee and other sums payable under the terms of this Agreement.  Franchisor’s current form of EFT authorization is attached hereto as Exhibit B.  Franchisee shall also, in addition to those terms and conditions set forth in the Manuals, maintain a single bank account for such payments and shall maintain such minimum balance in such account as Franchisor may reasonably specify from time to time.  Franchisee shall not alter or close such account except upon Franchisor’s prior written approval.  Any failure by Franchisee to implement such EFT system in strict accordance with Franchisor’s instructions shall, without limiting the materiality of any other default of this Agreement, constitute a material default of this Agreement.

4.5.2                     If Franchisee is delinquent more than 3 times in any continuous 12 month period during the Term in the payment of its Continuing Royalty, Advertising Fee or other fees, or of other sums due to Franchisor or to its Affiliates including on account of the purchase of goods or services, or fails to report its sales on a timely basis, Franchisor may require Franchisee to implement a system prescribed by Franchisor which shall permit Franchisor unilaterally to estimate and draw down the amounts owed by Franchisee, which system may include EFT systems, automatic debits, use of Franchisee pre-authorized checks, other instruments or authority or any other arrangement Franchisor may prescribe.  Franchisor may base its estimates of Advertising Fees, Continuing Royalties and similar payments which are calculated based on Gross Sales, on Franchisee’s historically reported Gross Sales.  Franchisee shall, without limiting the materiality of any other default of this Agreement, promptly implement such system in strict accordance with Franchisor’s instructions and failure to do so shall constitute a material default of this Agreement.

4.6                               Other Payments.  In addition to all other payments provided herein, Franchisee shall pay to Franchisor, its Affiliates and designees, as applicable, promptly when due:

4.6.1                     All amounts advanced by Franchisor or which Franchisor has paid, or for which Franchisor has become obligated to pay on behalf of Franchisee for any reason whatsoever.

4.6.2                     The amount of all sales taxes, use taxes, personal property taxes and similar taxes, which shall be imposed upon Franchisee and required to be collected or paid by Franchisor (a) on account of Franchisee’s Gross Sales, or (b) on account of Continuing Royalties, Advertising Fees or Initial Fees collected by Franchisor from Franchisee (but excluding ordinary income taxes).  Franchisor, in its discretion, may collect the taxes in the same manner as Continuing Royalties are collected herein and promptly pay the tax collections to the appropriate Governmental Authority; provided, however, that unless Franchisor so elects, it shall be Franchisee’s responsibility to pay all sales, use or other taxes now or hereinafter imposed by any Governmental Authorities on Continuing Royalties, Initial Fees, or Advertising Fees.

4.6.3                     All amounts due for any reason, including on account of purchases of goods, supplies or services relating to the Licensed Restaurant.

4.7                               Application of Funds.  If Franchisee shall be delinquent in the payment of any obligation to Franchisor hereunder, or under any other agreement with Franchisor, Franchisor shall have the absolute right to apply any payments received from Franchisee to any obligation owed, whether under this Agreement or otherwise, including to Franchisee’s vendors, Suppliers and landlord, notwithstanding any contrary designation by Franchisee as to application.

4.8                               Interest and Charges for Late Payments.  If Franchisee shall fail to pay to Franchisor the entire amount of the Continuing Royalty, Advertising Fee and all other sums owed to Franchisor or its Affiliates, promptly when due, Franchisee shall pay, in addition to all other amounts which are due but unpaid, interest on the unpaid amounts, from the due date thereof, at the rate of 18% per annum, or the highest rate allowable under applicable law, whichever is less.  If any check, draft, electronic transfer or otherwise, is unpaid because of insufficient funds or otherwise, then Franchisee shall pay Franchisor’s expenses arising from such non-payment, including bank fees in the amount of at least $50.00 and any other related expenses incurred by Franchisor.

ARTICLE 5

CONSTRUCTION AND COMMENCEMENT OF BUSINESS

5.1                               Location.  Franchisee’s Restaurant shall be located at the Location.

5.1.1                     If no Location has been inserted in the blank space provided above at the time of execution of this Agreement, Franchisee shall promptly following the execution hereof locate one or more proposed sites which meet Franchisor’s then-current standards and specifications.  Franchisee shall submit to Franchisor such demographic and other information regarding the proposed site(s) and neighboring areas as Franchisor shall require, in the form prescribed by Franchisor (“Site Review Request”).  Franchisor may seek such additional information as it deems necessary within 15 days of submission of Franchisee’s Site Review Request, and Franchisee shall respond promptly to such request for additional information.  If Franchisor shall not deliver written notice to Franchisee that Franchisor accepts the proposed site, within 30 days of receipt of Franchisee’s Site Review Request, or within 15 days after receipt of such additional requested information, whichever is later, the site shall be deemed rejected.  If the Franchisor accepts the proposed site it shall notify Franchisee of its acceptance of the site.  Promptly following mutual execution of this Agreement, or Franchisor’s acceptance of a proposed site, if no Location has been inserted in the blank space provided above, Franchisee shall proceed to negotiate a Lease or purchase agreement for the site and shall submit to Franchisor a copy of the proposed Lease or purchase agreement, as applicable, to Franchisor.  Franchisee shall not enter into any Lease or purchase agreement for the Location unless Franchisor has accepted the proposed site and such site shall be deemed to the “Location” as defined above.  Franchisee shall begin operating the Licensed Restaurant within 9 months after the Effective Date.  Unless waived by Franchisor in whole or in part, upon submitting a second Site Review Request to Franchisor for review, and for each Site Review Request thereafter, Franchisee shall reimburse Franchisor for all costs and expenses of Franchisor incurred in reviewing the Site Review Requests, including payment to consultants and agents retained by Franchisor to assist in conducting such review and including a reasonable allocation of overhead and administrative expenses.

5.1.2                     Franchisee may not conduct any activities associated with Franchisor or the Marks at any location except for operating the Licensed Restaurant in accordance with this Agreement, or other agreement with Franchisor.

5.1.3                     Franchisee may not relocate the Licensed Restaurant without Franchisor’s prior written consent.  If Franchisor shall consent to any relocation, Franchisee shall de-identify the former location in the manner described in Section 15.1.1 of this Agreement with respect to Franchisee’s obligations upon termination and expiration, and shall reimburse and indemnify and hold Franchisor harmless from any direct and indirect losses, costs and expenses, including attorney’s fees, arising out of Franchisee’s failure to do so.

5.2                               Franchisor Site Selection Assistance.  Franchisor is not required to visit any potential location.  However, Franchisor may voluntarily (without obligation) assist Franchisee in obtaining or evaluating an acceptable location.  Neither Franchisor’s said assistance, if any, its acceptance of Franchisee’s proposed site, nor its acceptance of the proposed Lease or purchase agreement shall be construed to insure or guarantee the profitable or successful operation of the Licensed Restaurant by Franchisee, and Franchisor hereby expressly disclaims any responsibility therefore.  Franchisor’s acceptance of a location is solely an indication that the Location meets Franchisor’s minimum standards and specifications at the time of acceptance and such acceptance shall not be construed as any express or implied representation or warranty that the Location will be profitable or successful. Franchisee acknowledges its sole responsibility for finding the Location.  Franchisee acknowledges its sole responsibility for finding the site for the Restaurant it develops pursuant to this Agreement.

5.3                               Lease or Purchase of Location.

5.3.1                     If the Location is leased or subleased, (i) the Lease shall name Franchisee as the sole lessee thereunder and may not be assigned or sublet without Franchisor’s prior written consent; (ii) Franchisor shall have the right to review and accept or reject the Lease, a true and correct copy of which shall be delivered to Franchisor at least 15 days prior to the execution thereof; (iii) Franchisee shall neither create nor purport to create any obligations on behalf of Franchisor, nor grant or purport to grant to the lessor thereunder any rights against Franchisor, nor agree to any other term, condition, or covenant which is inconsistent with any provision of this Agreement; (iv) the Lease shall be for a term (including options) which is not less than the Term of this Agreement (plus each Successor Term), unless Franchisor shall approve, in writing, a shorter term of the Lease; (v) the Lease shall not contain a non-competition covenant which purports to restrict the Franchisor, or any franchisee or licensee of the Franchisor (or its Affiliates), from operating a Restaurant or any other retail establishment, unless such covenant is approved by the Franchisor in writing prior to the execution of the Lease; (vi) Franchisee shall duly and timely perform all of the terms, conditions, covenants and obligations imposed upon Franchisee under the Lease; and (vii) a fully executed copy of said Lease, in the form and on the terms previously accepted by Franchisor, shall be delivered to Franchisor promptly following the execution thereof and upon Franchisor’s request.  The Lease shall, unless Franchisor otherwise consents in writing, include the addendum attached hereto as Exhibit D.  Franchisor’s review and acceptance of the Lease is solely for Franchisor’s benefit and is solely an indication that the Lease meets Franchisor’s minimum standards and specifications at the time of acceptance for the Lease (which may be different than the requirements of this Agreement) such review and acceptance shall not be construed as any express or implied representation or warranty that the Lease complies with Applicable Law or represents a lease transaction that is fair or in Franchisee’s best interest.

5.3.2                     If Franchisor or its designee elects to succeed to Franchisee’s rights under the Lease, as aforesaid, Franchisee shall assign to Franchisor or such designee all of its right, title and interest in and to the Lease, whereupon the lessor thereunder shall attorn to Franchisor or such designee as the tenant thereunder.  Franchisee shall execute and deliver to Franchisor or such designee such assignment and take such further action as Franchisor or such designee, as applicable, in its sole and absolute discretion, may deem necessary or advisable to effect such assignment, within 10 days after written demand by Franchisor or such designee to do so, and upon Franchisee’s failure to do so, Franchisor or such designee shall be, and hereby is, appointed Franchisee’s attorney in fact to do so.  This power of attorney granted by Franchisee to Franchisor and such designee is a special power of attorney coupled with an interest and is irrevocable and shall survive the death or disability of Franchisee.  Any sum expended by Franchisor or such designee to cure Franchisee’s breach of the Lease shall be deemed additional sums due Franchisor hereunder and Franchisee shall pay such amount to Franchisor upon demand.  The covenants of Franchisee contained in this Section 5.3 shall survive the termination of this Agreement.  Franchisor’s acceptance of the Lease shall not constitute Franchisor’s assurance that the terms of the Lease are favorable to Franchisee, or that the location will be successful.

5.3.3                     Franchisee hereby authorizes Franchisor to communicate with the lessor under the Lease (and hereby authorizes such lessor to communicate with Franchisor) for any purpose, including de-identification of the Location following the termination or expiration of this Agreement, Franchisee’s sales, Franchisee’s defaults under this Agreement or the Lease and negotiating a lease for the Location commencing following the termination or expiration of the Franchisee’s Lease.  Franchisee shall at all times fully perform each and all of its obligations under the Lease.

5.3.4                     If the Location is to be purchased by Franchisee, the contract for purchase and sale shall be subject to Franchisor’s review and acceptance, a true and correct copy of which shall be delivered to Franchisor at least 15 days prior to the execution thereof, and a true and correct copy of such executed contract shall be furnished to Franchisor within 15 days after execution.

5.4                               Construction.

5.4.1                     Following the Effective Date and before the renovation or construction of the Licensed Restaurant or the Location, Franchisor shall provide Franchisee with copies of Franchisor’s specifications for the design and layout of the Licensed Restaurant and required fixtures, equipment, furnishings, decor, trade dress, and signs.  Franchisee shall at its sole cost and expense promptly cause the Premises and Licensed Restaurant to be constructed, equipped and improved in accordance with such standards and specifications, unless Franchisor shall, in writing, agree to modifications thereof.  Franchisee shall employ licensed architects, engineers and general contractors of its own selection, and at its sole cost and expense, to prepare such architectural, engineering and construction drawings and site plans, and to obtain all Permits required to construct, remodel, renovate, and/or equip the Licensed Restaurant and

Premises.  All such plans, and modifications and revisions thereto, shall be submitted to Franchisor for its prior review and acceptance before Franchisee’s commencement of construction (within 60 days after Effective Date, unless Franchisor otherwise agrees in writing). If Franchisor shall not deliver written notice to Franchisee that Franchisor accepts such design criteria, the design criteria shall be deemed rejected.

5.4.2                     Franchisor has the right, but not the obligation, to perform inspections of the Licensed Restaurant and Premises during construction and after construction to ensure that the Licensed Restaurant is built in accordance with the drawings and specifications accepted by Franchisor, and all fixtures, signs, furnishings and equipment are in compliance with Franchisor’s standards and specifications.  Franchisee may not open the Licensed Restaurant for business until Franchisee has received written authorization to open from Franchisor, which authorization may be conditional and subject to Franchisor’s satisfactory inspection of the Licensed Restaurant.

5.4.3                     Franchisee may from time to time request additional information regarding the design and construction of the Licensed Restaurant, which, if in the possession of Franchisor, shall be provided at no expense to Franchisee.  Upon request, Franchisor shall provide additional site visits, project management, design work and equipment purchasing services to Franchisee at Franchisee’s sole cost.

5.4.4                     Subject only to Force Majeure (provided that Franchisee continuously complies with Section 5.4.6 of this Agreement), Franchisee shall complete construction or renovation, as the case may be, of the Premises, the Licensed Restaurant and all improvements therein, including installation of all fixtures, signs, equipment and furnishings as soon as possible, but in any event within 6 months after commencement of construction, unless Franchisor consents in writing to a longer period of time.  The operation of the Licensed Restaurant by Franchisee shall commence not later than 9 months following the Effective Date.

5.4.5                     The time periods for the commencement and completion of construction and the installation of fixtures, signs, machinery and equipment as referred to in this Section 5.4 are of the essence of this Agreement.  If Franchisee fails to perform its obligations contained in this Section, the Franchisor may, without limiting the materiality of any other default of this Agreement, deem the Franchisee’s failure to so perform its obligations to constitute a material default of this Agreement.

5.4.6                     In the event of the occurrence of an event which Franchisee claims to constitute Force Majeure, Franchisee shall provide written notice to Franchisor in writing within 5 days following commencement of the alleged Force Majeure which notice shall include the words “Force Majeure” and explicitly describe the specific nature and extent of the Force Majeure, and how it has impacted Franchisee’s performance hereunder.  Franchisee shall provide Franchisor with continuous updates (no less frequently than once each week) on Franchisee’s progress and diligence in responding to and overcoming the Force Majeure, and shall notify Franchisor immediately upon cessation of such Force Majeure, and provide all other information as may be requested by Franchisor.  If Franchisee shall fail to notify Franchisor of any alleged Force Majeure within said 5 days, or shall fail to provide any such updates during the continuance of the alleged Force Majeure, Franchisee shall be deemed to have waived the right to claim such Force Majeure.

5.4.7                     Franchisor’s acceptance of Franchisee’s plans and specifications for the Location, Franchisor’s guidance with the development of the Location, and Franchisor’s authorization to open the Licensed Restaurant are to assure that Franchisee complies with Franchisor’s standards and specifications, and shall not be construed as any express or implied representation or warranty that the Location complies with any Applicable Laws, codes or regulations or that the construction is sound or free from defects.  Franchisor’s criteria for acceptance or rejection do not encompass technical, architectural or engineering considerations.  Franchisor will have no liability with respect to construction of the Location, nor shall Franchisor be responsible in any way for delays or losses occurring during the design, construction or other preparation of the Licensed Restaurant, whether caused by the condition of the Location, the design, engineering, construction, equipping, decorating, or stocking of the Licensed Restaurant, or any other reason.  Franchisee expressly acknowledges and agrees that Franchisor does not, directly or indirectly, warrant or ensure that the design, decor, appearance, fixtures, layout, and/or other improvements of the Licensed Restaurant will guaranty Franchisee’s success.

5.5                               Maintaining and Remodeling of Licensed Restaurant.

5.5.1                     Franchisee shall maintain the condition and appearance of the Licensed Restaurant in a “like new” level of cosmetic appearance consistent with the image of Restaurants as attractive, clean, and efficiently operated, offering high quality food products and beverages, efficient and courteous service, and pleasant ambiance.  If at any time in the Franchisor’s reasonable judgment, the state of repair, appearance or cleanliness of the Franchisee’s Premises (including the Licensed Restaurant and the non-Restaurant portion of Franchisee’s Premises, and parking areas) or its fixtures, equipment, furnishings, signs or utensils fail to meet the Franchisor’s standards therefor, Franchisee shall immediately upon receipt of notice from Franchisor specifying the action to be taken by Franchisee (within the time period specified by Franchisor), correct such deficiency, repair and refurbish the Licensed Restaurant and Premises, as applicable, and make such modifications and additions to its layout, decor and general theme, as may be required, including replacement of worn out or obsolete fixtures, equipment, furniture, signs and utensils, and repair and repainting of the interior and exterior of the Licensed Restaurant, the Premises and appurtenant parking areas (if any).  Such maintenance shall not be deemed to constitute remodeling, as set forth below.

5.5.2                     In addition to Franchisee’s obligations under Section 5.5.1, during the Term, but not more frequently than once every 5 years during the Term and as a condition to Franchisee’s exercising its Successor Franchise Right, Franchisor may require Franchisee, at Franchisee’s sole cost and expense, to refurbish, remodel and improve the Licensed Restaurant to conform the Franchisee’s building design, trade dress, color schemes, and presentation of Marks to Franchisor’s then current specified public image (or image implemented or in development at a Restaurant owned or operated by Franchisor or any of its Affiliates).  Such a remodeling may include extensive structural changes to the Licensed Restaurant and replacement or modification of furnishings, fixtures and equipment as well as such other changes as the Franchisor may direct, and Franchisee shall undertake such a program promptly upon notice from the Franchisor, and shall complete any such remodeling as expeditiously as possible, but in any event within 90 days of commencing same (and no later than the commencement of the applicable Successor Term), unless Franchisor expressly agrees to a longer period of time.

5.5.3                     If the Licensed Restaurant is damaged or destroyed by fire or any other casualty, Franchisee, within 90 days thereof, shall initiate such repairs or reconstruction, and thereafter in good faith and with due diligence continue (until completion) such repairs or reconstruction, in order to restore the premises of the Licensed Restaurant to its original condition prior to such casualty; any such repair and reconstruction shall be completed as soon as reasonably practicable but in any event within 6 months following the event causing the damage or destruction.  If, in the Franchisor’s reasonable judgment, the damage or destruction is of such a nature or to such extent that it is feasible for Franchisee to repair or reconstruct the Location and the Licensed Restaurant in conformance with Franchisor’s then standard System decor specifications for new Restaurants, the Franchisor may require that Franchisee repair or reconstruct the Premises and Restaurant operated pursuant hereto in conformance with the then standard System decor specifications.

ARTICLE 6

TRAINING

6.1                               Initial Training Program.

6.1.1                     At no extra charge, Franchisor shall provide an Initial Training Program in the Franchisor’s System and methods of operation (the “Initial Training Program”) at the Franchisor’s training facilities in Raleigh, North Carolina; Plano, Texas; or other location specified by Franchisor, to up to 4 persons selected by Franchisee who shall include the Restaurant Manager, and the Franchisee, if Franchise is an individual, and Franchisee’s Operating Principal, if Franchisee is an Entity.  Franchisee may, at Franchisor’s discretion, be required to pay Franchisor’s then-current training fee for any personnel, beyond the initial 4 individuals, who attend the Initial Training Program.  The Initial Training Program shall consist of approximately 50 hours per week of training over a four (4) week period.  The Initial Training Program shall be provided by Franchisor prior to the opening of the Licensed Restaurant and must be completed before the Licensed Restaurant opens to the public.  Franchisee shall pay all travel, living, compensation, and other expenses, if any, incurred by Franchisee and/or Franchisee’s employees in connection with attendance at training programs.  Franchisee may not open the Licensed Restaurant until such training shall have been completed to the satisfaction of Franchisor and Franchisee’s management team has been certified by Franchisor.  All personnel attending training must have first successfully completed the ServSafe program.

6.1.2                     Franchisor shall determine the contents and manner of conducting the Initial Training Program in its discretion, however, the training course will be structured to provide practical training in the implementation and operation of a Restaurant and may include such topics as on-site food preparation, portion control, preparation and cooking procedures, packaging procedures, Franchisor’s standards, marketing and customer service techniques, reports and equipment maintenance.

6.1.3                     The Initial Training Program shall not be provided if (i) Franchisee and/or any Affiliate of Franchisee owns or operates two or more Restaurants as of the Effective Date, provided however, that Franchisor may, in its sole discretion, require Franchisee and its Operating Principal and Restaurant Manager complete the Initial Training Program if Franchisee’s (or its Affiliate’s) existing Restaurants are not in compliance with Franchisor’s standards and specifications, or (ii) this Agreement is executed as a Successor Franchise Agreement.

6.1.4                     Franchisee acknowledges that because of Franchisor’s superior skill and knowledge with respect to the training and skill required to manage the Restaurant, its judgment as to whether or not the Franchisee or his manager has satisfactorily completed such training shall be determined by Franchisor in its judgment.

6.2                               On-Site Opening Assistance.  Commencing shortly before and ending shortly after the Licensed Restaurant opens to the public, Franchisor shall provide up to 10 days of on-site training to Franchisee’s Operating Principal and Restaurant Manager(s) (“On-Site Training”).  Franchisor shall provide the On-Site Training at no additional charge; provided, however, that if Franchisor determines in its reasonable discretion that more than 10 days of on-site training is necessary, Franchisee must reimburse Franchisor for all travel, living, compensation, and other expenses, incurred by Franchisor as a result of extending the On-Site Training.  The On-Site Training shall be provided at Franchisor’s sole discretion and control, however, the training will be structured to provide additional practical training in the implementation and operation of a Restaurant.

6.3                               Additional Training.

6.3.1                     All newly hired and replacement Operating Principal(s) and Restaurant Managers of the Licensed Restaurant shall be subject to Franchisor’s reasonable approval and shall successfully complete, to Franchisor’s satisfaction, the Initial Training Program conducted by Franchisor.  In addition, if the Restaurant is not in compliance with Franchisor’s standards and specifications, Franchisor may, in its sole discretion, require Franchisee, Franchisee’s Operating Principal and Restaurant Manager re-attend and successfully complete, to Franchisor’s satisfaction, the Initial Training Program. Franchisee, or Franchisee’s Operating Principal, or a fully trained Restaurant Manager shall, to Franchisor’s satisfaction, train each of Franchisee’s regular employees prior to the first opening of the Licensed Restaurant to the public and at all times thereafter during the Term.  At all times during the Term, Franchisee shall employ an adequate staff of employees working at the Licensed Restaurant who shall have been fully and adequately trained, in Franchisor’s judgment, and all such employees shall have completed all training certification(s) required by any Governmental Authority.  Notwithstanding the first sentence of this Section, the Restaurant Managers of Franchisee shall have the skill level, training and experience commensurate with the demands of the position, and in keeping with Franchisor’s high standards for quality products, courteous service, and cleanliness of operations.

6.3.2                     Franchisee shall pay Franchisor’s then current, reasonable charges (as set forth in the Manuals) for any such training performed by Franchisor at Franchisee’s request, or which is otherwise required hereunder and not covered by Sections 6.1.1 and 6.2 of this Agreement.

6.3.3                     Franchisor may, from time to time, (i) require Franchisee, its Operating Principal and its Restaurant Manager(s), or any of them, to attend additional training courses or programs (“Additional Training”) during the Term; or (ii) make available to Franchisee, its Operating Principal and the Restaurant Manager(s), or any of them, optional Additional Training during the Term.  Additional Training may be held on a national or regional basis at locations selected by Franchisor to instruct Franchisee with regard to new procedures or programs which Franchisor deems, in its judgment, to be of material importance to the operation of the Licensed Restaurant.  Such Additional Training may relate, by way of illustration, to product production techniques, new recipes, marketing, bookkeeping, accounting and general operating procedures, and the establishment, development and improvement of Information Systems.  Franchisor may establish charges applicable to all franchisees similarly situated for such optional training courses.  The time and place of such training courses shall be at Franchisor’s discretion.  In addition to any charge Franchisor may establish, Franchisee shall pay all transportation costs, food, lodging and similar costs incurred in connection with attendance at such courses.  Franchisor shall pay no compensation for any services performed by trainee(s) in connection with the Additional Training.

6.3.4                     Franchisor and its designees shall have the right to enter the Licensed Restaurant to conduct training programs for franchisees (and prospective franchisees) of Franchisor, from time to time and at a time and in a manner consistent with Franchisor’s reasonably established policies and procedures in effect from time to time.

6.4                               Other Assistance.

6.4.1                     Franchisee shall have the right, at no additional charge, to inquire of Franchisor’s headquarters staff, its field representatives and training staff with respect to problems relating to the operation of the Licensed Restaurant, by telephone, electronic mail, facsimile, or other means of correspondence, and Franchisor shall use its best efforts to diligently respond to such inquiries, in order to assist Franchisee in the operation of the Licensed Restaurant.  At no time shall reasonable assistance be interpreted to require Franchisor to pay any money to Franchisee or to defer Franchisees’ obligation to pay any sums to Franchisor.

6.4.2                     At Franchisee’s request, Franchisor may, but shall not be obligated to (a) cause its field representatives to visit the Licensed Restaurant to advise, consult with, or train Franchisee in connection with its performance and operation of the Licensed Restaurant and Franchisee’s compliance with the Manuals; or (b) permit Franchisee or certain of its employees to provide assistance, consultation, or additional training at a Restaurant selected by Franchisor.  If Franchisor provides such additional assistance, consultation or training to Franchisee (w) such assistance, consultation or training will be subject to Franchisor’s capacity, scheduling, and discretion, but Franchisor shall not be obligated to provide that assistance, consultation or training, (x) Franchisee shall pay all travel, living, compensation, and other expenses, if any, incurred by Franchisee and/or Franchisee’s employees in connection with such additional assistance, consultation, or training, (y) Franchisor shall not pay any compensation to Franchisee or Franchisee’s employees for providing services at Franchisor’s or another Franchisee’s Restaurant in connection with the assistance, consultation, or training, and (z) Franchisee shall pay such training charges as may be then in effect, and shall reimburse Franchisor for all transportation costs, food, lodging and similar costs incurred by Franchisor and its personnel in connection with such training.

6.4.3                     In the event of any sale transfer, or Assignment, the transferee/assignee must be trained by Franchisor as a condition of Franchisor’s consent to such transfer.  The Licensed Restaurant shall not be transferred, opened, or re-opened by the transferee until Franchisor accepts the transferee in writing as being qualified to operate the Restaurant and Franchisor has otherwise consented to the transfer in accordance with this Agreement.

ARTICLE 7

MANUALS AND STANDARDS OF OPERATOR

QUALITY, CLEANLINESS AND SERVICE

7.1                               Compliance with Applicable Law.  Franchisee shall operate the Licensed Restaurant as a clean, orderly, legal and respectable place of business in accordance with Franchisor’s business standards and merchandising policies, and shall comply with all Applicable Laws.  Franchisee shall not cause or allow any part of its Location or Premises to be used for any immoral or illegal purpose.  Franchisee shall in all dealings with its customers, suppliers, and public officials adhere to high standards of honesty, integrity, fair dealing and ethical conduct and refrain from engaging in any action (or failing to take any action) which will cause Franchisor to be in violation of any Applicable Law.  Franchisee shall refrain form engaging in action (or failing to take any action), which in the sole opinion of Franchisor, causes or could cause harm to the Marks, the System and/or the “ZOËS” brand.  If Franchisee shall receive any notice, report, fine, test results or the like from the applicable state or local department of health (or other similar Governmental Authority), Franchisee shall promptly send a copy of the same to Franchisor.  Franchisee shall correct any such deficiency noted within 10 days or such fewer number of days as required by the applicable Governmental Authority.

7.2                               Operating Principal and Management Employees.

7.2.1                     The Operating Principal shall be principally responsible for communicating and coordinating with Franchisor regarding business, operational and other ongoing matters concerning this Agreement and the Licensed Restaurant.  The Operating Principal shall have the full authority to act on behalf of Franchisee in regard to performing, administering or amending this Agreement.  The Operating Principal shall be vested with the authority and responsibility for the day-to-day operations of the Licensed Restaurant and all other Restaurants owned or operated, directly or indirectly, by Franchisee or its Affiliates within a geographic area specified by Franchisor.  The Operating Principal shall, during the entire period he or she serves as such, meet the following qualifications:  (a) shall devote full time and best efforts solely to operation of all Restaurants owned or operated, directly or indirectly, by Franchisee or its Affiliates in such geographic area and to no other business activities; (b) meet Franchisor’s educational, experience, financial and other reasonable criteria for such position, as set forth in the Manuals or otherwise in writing by Franchisor; (c) be an Owner with 10% or more (directly or indirectly), in the aggregate, of the Equity or voting rights in Franchisee; and (d) be an individual acceptable to Franchisor.  The Operating Principal shall be responsible for all actions necessary to ensure that all Restaurants owned or operated, directly or indirectly, by Franchisee in such geographic area are operated in compliance with this Agreement and the Manuals.  If during the Term the Operating Principal is not able to continue to serve in such capacity or no longer qualifies to act as such in accordance with this Section (including Franchisor’s subsequent disapproval of such person), Franchisee shall promptly notify Franchisor of such occurrence.  Thereafter, Franchisee shall promptly, but not later than 30 days after the prior Operating Principal ceases to serve Franchisee, (w) designate a replacement operating principal who meets Franchisor’s then-current qualification requirements, (x) provide Franchisor with such information about such new Operating Principal as Franchisor may request, (y) cause such replacement Operating Principal to undergo, at Franchisee’s cost, such training as Franchisor may require, and (z) obtain Franchisor’s written acceptance of such person as the Operating Principal.  Franchisor may, but is not required to, deal exclusively with the Operating Principal in such regards unless and until Franchisor’s actual receipt of written notice from Franchisee of the appointment of a successor Operating Principal who shall have been accepted by Franchisor.

7.2.2                     Franchisee shall notify Franchisor in writing at least 10 days prior to employing the Operating Principal setting forth in reasonable detail all information reasonably requested by Franchisor.  Franchisor’s acceptance of the Operating Principal shall not constitute Franchisor’s endorsement of such individual or a guarantee by Franchisor that such individual will perform adequately for Franchisee or its Affiliates, nor shall Franchisor be estopped from subsequently disapproving or otherwise challenging such person’s qualifications or performance.

7.2.3                     Franchisee shall ensure that the operation of the Licensed Restaurant is at all times under the direct control of the Operating Principal or a Restaurant Manager.  At all times that the Licensed Restaurant is open and at all times which pre-opening or post-closing activities are being undertaken at the Licensed Restaurant, the Licensed Restaurant shall be managed by a person that has successfully completed training (and if required, a person that is certified, by Franchisor in its discretion, for the performance of such responsibilities) and has successfully completed the ServSafe course and such other courses and training as may be specified by Franchisor and/or required by Applicable Law.  Each such Restaurant Manager shall be solely dedicated to the operation of the Restaurant to which the person is assigned.  Franchisee shall supervise, direct and be responsible for in all respects, the activities and performance of all Operating Principals, Restaurant Managers, and other employees of franchise and shall ensure compliance with the Manuals and otherwise.

7.3                               Computer/Information Systems.

7.3.1                     Franchisee shall purchase, use and maintain the Information Systems specified in the Manuals in accordance with the Franchisor’s standards and specifications.  The Information Systems must at all time be connected to one or more high-speed communications media specified by Franchisor and be capable of accessing the Internet.  Franchisee must electronically link the Information Systems to Franchisor or its designee.  Franchisee shall allow Franchisor and/or its designee to access the Information Systems and stored files, and to add, remove, configure and modify information systems via any means including electronic polling and uploads, with or without notice.  Franchisor may from time to time upon 30 days advance written notice require Franchisee, at Franchisee’s sole cost and expense, to add, update, upgrade or replace the Information Systems, including hardware and/or software.  Although Franchisor cannot estimate the future costs of the Information Systems, required hardware, software, or service or support, and although these costs might not be fully amortizable over the time remaining in the Term, Franchisee agrees to acquire and incur the costs of obtaining and implementing the hardware, software and other components and devices comprising the Information Systems (including additions and modifications) and all support services, service and maintenance agreements and subscriptions prescribed by Franchisor to maintain, protect, and interface with Information Systems.  Information Systems may be provided directly by third parties or may be sold, licensed or sublicensed by or through Franchisor at a reasonable one-time or recurring charge, and pursuant to forms of agreement prescribed by Franchisor.

7.3.2                     Franchisee shall not use or permit the use of the Information Systems for any unlawful or non-business related activity.  Franchisee shall not install or use, and shall prohibit others from installing and using, unauthorized hardware or other components and devices, software on or with the Information Systems.  Franchisee shall take all commercially reasonable measures to insure that the Information Systems are used strictly in accordance with Franchisor’s standards, including security protocols and protective measures including how passwords are assigned and rotated, prescribed limitations regarding which persons Franchisee may permit to access (via LAN, WAN, internet or otherwise), use, perform support and installation functions and conduct transactions with the Information Systems.  No virus, Trojan horse, malicious code or other unauthorized code or software is installed on, or transmitted by, the Information Systems.  Franchisee shall at all times provide Franchisor with all passwords, access keys and other security devices or systems as necessary to permit Franchisor to access the Information Systems and obtain the data Franchisor is permitted to obtain.  Franchisor reserves the right to add, control, modify, govern and block any and all network and internet traffic, ports, protocols, and destinations.

7.3.3                     Franchisee shall, upon Franchisor’s request transmit e-mail, digital photos and real time video and audio signals of the Restaurant to, and in the form and manner prescribed by Franchisor.

7.3.4                     Within a reasonable time upon Franchisor’s request, Franchisee shall apply for and maintain systems for use of debit cards, credit cards, loyalty and gift cards and other non-cash payment methods.  Franchisee shall adhere to all PCI (Payment Card Industry), CISP (Cardholder Information Security Program) and SDP (Site Data Protection) compliance specifications, as amended.

7.4                               Manuals.  Franchisee shall participate in the System and operate the Licensed Restaurant in strict compliance with the standard procedures, policies, rules and regulations established by Franchisor and incorporated in Franchisor’s Manual(s).

7.4.1                     The subject matter of the Manuals may include matters such as:  forms, information relating to product and menu specifications, purchase orders, general operations, labor management, Gross Sales reports, training and accounting; sanitation; staff certification, design specifications and uniforms; display of signs and notices; authorized and required Information Systems, equipment and fixtures, including specifications therefor; Mark usage; insurance requirements; lease requirements; ownership requirements, decor; standards for management and personnel, hours of operation; yellow page and local advertising formats; standards of maintenance and appearance of the Licensed Restaurant; procedures upon the occurrence of a Crisis Management Event; and required posting of notices to customers as to how to contact the Franchisor to submit complaints and feedback; participation in surveys and mystery shopper programs; and such other matters and policies as Franchisor may reasonably elect to include which relate to the System or the franchise relationship under the System.  In the event of the occurrence of a Crisis Management Event, Franchisor may also establish emergency procedures pursuant to which Franchisor may require Franchisee to, among other things, temporarily close the Licensed Restaurant to the public, in which event Franchisor shall not be liable to Franchisee for any losses or costs, including consequential damages or loss profits occasioned thereby.  In the event of any dispute as to the contents of the Manuals, the terms and contents of the master copy maintained by Franchisor shall be controlling.

7.4.2                     Franchisor shall have the right to modify the Manuals at any time and from time to time; provided, that no such modification shall alter Franchisee’s fundamental status and rights under this Agreement.  Modifications in the Manuals shall become effective upon delivery of written or electronic notice thereof to Franchisee unless a longer period is specified in such written notice or unless a longer period is set forth in this Agreement.  The Manuals, as modified from time to time, shall be an integral part of this Agreement and reference made in this Agreement, or in any amendments, exhibits or schedules hereto, to the Manuals shall be deemed to mean the Manuals kept current by amendments from time to time.

7.4.3                     Upon the execution of this Agreement, Franchisor shall lend to Franchisee one copy of the Manuals, unless Franchisee purchased the Licensed Restaurant from an existing franchisee or Franchisee has entered into this Agreement as a Successor Franchise Agreement.  The Manuals and all amendments to the Manuals (and copies thereof) are copyrighted and remain Franchisor’s property.  They are loaned to Franchisee for the term of the Agreement, and must be returned to Franchisor immediately upon the Agreement’s termination or expiration.  The Manuals are highly confidential documents which contain certain Trade Secrets of Franchisor.  Franchisee shall not make, or cause or allow to be made, any copies, reproductions or excerpts of all or any portion of the Manuals without Franchisor’s express prior written consent.  Upon the expiration or termination of this Agreement for any reason whatsoever, Franchisee shall immediately return the Manuals to Franchisor.  Franchisee’s loss or unauthorized transfer of the Manuals, or other breach of this Section shall, without limiting the materiality of any other default of this Agreement, constitute a material default of this Agreement.

7.5                               Hours.  Subject to Applicable Law or subsequent written agreement between Franchisor and Franchisee to the contrary, Franchisor and Franchisee agree that Licensed Restaurant shall be open and operational 7 days per week, every day of the year (except the holidays stated in the Manuals on which Franchisee is authorized to close the Licensed Restaurant), and at least during the hours established by Franchisor in the Manuals.  Franchisee shall diligently and efficiently exercise its best efforts to achieve the maximum Gross Sales possible from its Location, and shall remain open for longer hours if additional opening hours are reasonably required to maximize operations and sales.  Notwithstanding the foregoing, Franchisor may authorize or direct Franchisee and other franchisees to operate during hours and on fewer or more days than are specified in the Manuals and this Agreement.

7.6                               Product Line and Service.  Franchisee shall advertise, sell and serve all and only those Authorized Zoës Kitchen Products which Franchisor has directed to be advertised, sold and served at or from the Licensed Restaurant.  All Authorized Zoës Kitchen Products shall be sold and distributed under the specific name designated by Franchisor and shall be purchased, inventoried, stored, prepared and served strictly in accordance with Franchisor’s recipes and specifications.  Franchisee shall not remove any Authorized Zoës Kitchen Product from the Franchisee’s menu without Franchisor’s express written approval, nor may Franchisee take any action which is intended to diminish the maximum sales potential of any of the Authorized Zoës Kitchen Products.  All sales by Franchisee shall be for retail consumption only.

7.7                               Utensils, Fixtures and Other Goods.  All tableware, flatware, utensils, glasses, menus and other like articles used in connection with the Licensed Restaurant shall conform to Franchisor’s specifications, shall be imprinted with Franchisor’s Marks, if and as specified by Franchisor, and shall be purchased by Franchisee from a Supplier approved in writing by Franchisor, as provided in Article 9 of this Agreement.  No item of merchandise, furnishings, interior and exterior decor items, supplies, fixtures, equipment or utensils shall be used in or upon any Restaurant unless expressly approved by Franchisor.

7.8                               Menus.

7.8.1                     Authorized Zoës Kitchen Products shall be marketed by approved menu formats to be utilized in the Licensed Restaurant.  The approved and authorized menu and menu format(s) may include, in Franchisor’s discretion, requirements concerning organization, graphics, product descriptions, illustrations, and any other matters related to the menu, whether or not similar to those listed.  In Franchisor’s discretion, the menu and/or menu format(s) may vary depending upon region, market size, and other factors.  Franchisor may change the menu and/or menu format(s) from time to time or region to region or authorize tests from region to region or authorize non-uniform regions or Restaurants within regions.  Franchisee shall have 10 days to implement all such changes to the menu.

7.8.2                     Franchisee shall, upon receipt of notice from Franchisor, add, delete, or update any Authorized Zoës Kitchen Products to its menu according to the instructions contained in the notice.  Franchisee shall have 10 days after receipt of written notice in which to fully implement any such change.  Franchisee shall cease selling any previously approved product within 10 days after receipt of notice that the product is no longer approved.  Franchisor may instruct Franchisee to remove any item from the menu on an emergency basis and Franchisee must comply with such instruction immediately.  Franchisor shall not be liable to Franchisee for any losses sustained by Franchisee in connection with such instruction (or Franchisee’s failure to comply with such instruction).

7.8.3                     All food products sold by Franchisee shall be of the highest quality, and the ingredients, composition, specifications, and preparation of such food products shall comply with the instructions and other requirements communicated by Franchisor or contained in Franchisor’s Manuals from time to time.

7.8.4                     Franchisee is entitled to request that Franchisor approve additional menu items, including food, beverage and merchandise, to be offered at the Licensed Restaurant.  Franchisee shall request, in writing, that Franchisor approve such additional menu items and the Supplier of such items.  Upon receiving the written request, Franchisor shall evaluate the suggested menu items and the Supplier of such items in its sole discretion whether Franchisee shall be permitted to offer such items at the Licensed Restaurant.  Upon receiving written approval by Franchisor, Franchisee may offer such additional menu items, subject to any conditions and/or limitations imposed by Franchisor.

7.9                               Notification of Legal Proceedings; and Crisis Management Events.

7.9.1                     Franchisee shall notify Franchisor in writing within 10 days after Franchisee receives actual notice of the commencement of any investigation, action, suit, or other proceeding, or the issuance of any order, writ, injunction, award, or other decree of any court, agency, or other Governmental Authority that pertains to the Licensed Restaurant or that may adversely affect Franchisee’s operation of the Licensed Restaurant or ability to meet its obligations hereunder.

7.9.2                     Upon the occurrence of a Crisis Management Event, Franchisee shall immediately inform Franchisor, as instructed in the Manuals, by telephone and email (or other electronic messaging medium authorized by Franchisor for this purpose). Franchisee shall cooperate fully with Franchisor with respect to Franchisor’s response to the Crisis Management Event.

7.10                        Signs.  Franchisee shall maintain approved signs and/or awnings at, on, or near the front of the Premises, identifying the Location as a Restaurant, which shall conform in all respects to Franchisor’s specifications and requirements and the layout and design plan approved for the Location, subject only to restrictions imposed by Applicable Law.  On receipt of notice by Franchisor of a requirement to alter any existing sign on its premises, Franchisee will, at its cost, make the required changes within 30 days, subject to the approval of the lessor if required by Franchisee’s Lease.  Franchisee will not be required to alter or replace the existing sign more than once every five years.

7.11                        Uniforms and Employee Appearance.  Franchisee shall cause all employees, while working in the Licensed Restaurant, to: (i) wear uniforms of such color, design, and other specifications as Franchisor may designate from time to time, and (ii) present a neat and clean appearance.  If Franchisor removes the type of uniform utilized by Franchisee from the list of approved uniforms, Franchisee shall have 60 days from receipt of written notice of such removal to discontinue use of its existing inventory of uniforms and implement the approved type of uniform.  Unless Franchisor otherwise consents in writing, Franchisee’s employees working in the Licensed Restaurant shall be dedicated solely to the Licensed Restaurant and shall not work at any other business owned or operated by Franchisee.  In no case shall Franchisee permit any employee of Franchisee to wear the required uniform except while working at the Licensed Restaurant; without limiting the generality of the foregoing, the uniform may not be worn off Premises for any other purpose (other than while commuting to and from work at the Licensed Restaurant).

7.12                        Vending or Other Machines.  Except with Franchisor’s written approval, Franchisee shall not cause or permit vending, gaming machines, pay telephones, automatic teller machines, Internet kiosks or any other mechanical or electrical device to be installed or maintained at the Location.

7.13                        Co-Branding.  Franchisee may not engage in any co-branding in or in connection with the Licensed Restaurant except with Franchisor’s prior written consent.  Franchisor shall not be required to approve any co-branding chain or arrangement except in its discretion, and only if Franchisor has recognized that co-branding chain as an approved co-brand for operation within Restaurants.  “Co-branding” includes the operation of an independent business, product line or operating system owned or licensed by another entity (not Franchisor) that is featured or incorporated within the Franchisee’s Premises or is adjacent to Franchisee’s Premises and operated in a manner which is likely to cause the public to perceive it to be related to the Restaurant licensed and franchised hereunder.  An example would be an independent ice cream store or counter installed within Franchisee’s Premises.

7.14                        Intranet.

7.14.1              Franchisor may, at its option, establish and maintain an Intranet through which franchisees of Franchisor may communicate with each other, and through which Franchisor and Franchisee may communicate with each other and through which Franchisor may disseminate the Manuals, updates thereto and other confidential information.  Franchisor shall have discretion and control over all aspects of the Intranet, including the content and functionality thereof.  Franchisor will have no obligation to maintain the Intranet indefinitely, and may dismantle it at any time without liability to Franchisee.

7.14.2              Franchisee shall have the mere privilege to use the Intranet, subject to Franchisee’s strict compliance with the standards and specifications, protocols and restrictions that Franchisor may establish from time to time.  Such standards and specifications, protocols and restrictions may relate to, among other things, (a) the use of abusive, slanderous or otherwise offensive language in electronic communications, (b) communications between or among franchisees that endorse or encourage Default of any franchisee’s franchise agreement, or other agreement with Franchisor or its Affiliates, (c) confidential treatment of materials that Franchisor transmits via the Intranet, (d) password protocols and other security precautions, including limitations on the number and types of employees that may be granted access to the Intranet, (e) grounds and procedures for Franchisor’s suspending or revoking a franchisee’s access to the Intranet, and (f) a privacy policy governing Franchisor’s access to and use of electronic communications that franchisees post to the Intranet.  Franchisee acknowledges that, as administrator of the Intranet, Franchisor can technically access and view any communication that any person posts on the Intranet.  Franchisee further acknowledges that the Intranet facility and all communications that are posted to it will become Franchisor’s property, free of any claims of privacy or privilege that Franchisee or any other person may assert.

7.14.3              Franchisee shall establish and continually maintain (during all times that the Intranet shall be established and until the termination of this Agreement) an electronic connection (the specifications of which shall be specified in the Manuals) with the Intranet that allows Franchisor to send messages to and receive messages from Franchisee, subject to the standards and specifications.

7.14.4              At Franchisor’s request, Franchisee shall contribute a reasonable amount toward the cost of the Intranet’s maintenance, as imposed from time to time by Franchisor.  Such contribution shall be established by Franchisor by not later than January 31 of each applicable year and shall be payable 30 days thereafter.

7.14.5              If Franchisee shall default under this Agreement or any other agreement with Franchisor or its Affiliate, Franchisor may, in addition to, and without limiting any other rights and remedies available to Franchisor, disable or terminate Franchisee’s access to the Intranet without Franchisor having any liability to Franchisee, and in which case Franchisor shall only be required to provide Franchisee a paper copy of the Manuals and any updates thereto, if none have been previously provided to Franchisee, unless not otherwise entitled to the Manuals.

7.14.6              If Franchisor has enabled the Intranet to facilitate Franchisee ordering goods and products from Franchisor and other vendors, then to the maximum extent possible, Franchisee shall order and purchase through the Intranet all good and products available for purchase through the Intranet.

ARTICLE 8

ADVERTISING AND CO-OPS

8.1                               General Advertising Requirements.  Franchisee shall only use and display approved advertising material provided, from time to time, by Franchisor and shall use and display all material in accordance with Franchisor’s Policies.  Franchisee must obtain the prior written consent of Franchisor to use and/or display any advertising materials, including, without limitation, all print advertising, newspaper and magazine advertisements, direct mailers and mail coupons, not provided by Franchisor.  Franchisee shall submit all such materials to Franchisor for approval and Franchisor shall grant or deny such approval within in 15 days of receiving the materials.  If Franchisor has not approved such materials within 15 days, the materials shall be deemed disapproved.  Any advertising materials or concepts created by Franchisee and approved by Franchisor shall be deemed the sole and exclusive property of Franchisor.  Franchisor may, in its discretion, require Franchisee to cease using any advertising materials which it has previously approved and upon receiving notification from Franchisor, Franchisee shall cease using such materials.

8.2                               Local Advertising and Promotion.

8.2.1                     Each calendar year, Franchisee shall expend no less than 1% of its Gross Sales for local advertising of the Licensed Restaurant (“Local Advertising Expenditure”).  Such local advertising does not include the cost of Franchisee listing the Licensed Restaurant in the white pages or yellow pages of telephone directories.  Franchisee shall deliver evidence of local advertising expenditures in the form and manner prescribed by Franchisor from time to time.  Upon the request of Franchisor, Franchisee shall provide an advertising plan which details the local advertising to be conducted over a 12 month period.  Franchisor hereby reserves the right to reject all or part of such plan and Franchisee shall revise the plan in response thereto.  Unless Franchisor shall give its express written consent, Franchisee shall not use the Local Advertising Expenditure for yellow page advertising, market-wide research, seminars, entertainment, fees paid to consultants not approved by Franchisor, incentive programs, charitable contributions, press parties, or specialty items (unless part of a market-wide program approved by Franchisor and the cost of the same is not recovered by promotion).

8.3                               Advertising Fund.

8.3.1                     When, and if, Franchisor establishes the Advertising Fund in accordance with Section 4.3 of this Agreement, Franchisee’s Advertising Fee shall be applied to the Advertising Fund.  An amount equal to all Advertising Fund revenues and allocations will be expended for national, regional, or local advertising, public relations or promotional campaigns or programs designed to promote and enhance the image, identity or patronage of franchised, and Franchisor-owned (including Affiliate-owned) Restaurants.  Such expenditures may include:  (a) creative development, production and placement of print advertisements, commercials, musical jingles, decals, radio spots, audio advertising, point of purchase materials, direct mail pieces, literature, outdoor advertising, door hangers, electronic media advertisements, and other advertising and promotional material; (b) creative development, preparation, production and placement of video, audio and written materials and electronic media, (c) to purchase artwork and other components for advertising; (d) media placement and buying, including all associated expenses and fees; (e) administering regional and multi-regional marketing and advertising programs; (f) market research, marketing studies and customer satisfaction surveys, including the use of secret shoppers; (g) development and production of, and, to the extent applicable, acquisition of, premium items, giveaways, promotions, contests, public relations events, and charitable or nonprofit events; (h) creative development of signage, posters, and individual décor items including wall graphics; (i) recognition and awards events and programs; (j) system recognition events, including periodic national and regional conventions and meetings; (k) website, extranet and/or Intranet development, implementation and maintenance; (l) development, implementation and maintenance of a website that permits electronic commerce, reservation system and/or related strategies; (m) retention and payment of advertising and promotional agencies and other outside advisors, including retainer and management fees; (n) public relations and community involvement activities and programs; (o) expenditures for activities conducted for the benefit of co-branding, or other arrangements where ZOËS KITCHEN Brand Products and/or services are offered in conjunction with other marks or through alternative channels of distribution; (p) development, amendment and revisions to the standards, policies and procedures set forth in the Manuals; and (q) payment to Franchisor or its Affiliates, for internal expenses incurred in connection with the operation of its marketing/advertising department(s), if any, and the administration of the Advertising Fund.

8.3.2                     Franchisor may employ individuals, consultants or advertising or other agencies, including consultants or agencies owned by, operated by or affiliated with Franchisor, to provide services for the Advertising Fund.  The Advertising Fund may be used to defray direct expenses of Franchisor employees related to the operation of the Advertising Fund, to pay for attorneys’ fees and other costs related to the defense of claims against the Advertising Fund or against Franchisor relating to the Advertising Fund, and to pay costs with respect to collecting amounts due to the Advertising Fund.

8.3.3                     Franchisor shall determine, in its discretion, the cost, media, content, format, style, timing, allocation and all other matters relating to such advertising, public relations and promotional campaigns.  Franchisee acknowledges that not all Franchisees are or shall be required to contribute, or contribute the same percentage of Gross Sales, to the Advertising Fund.  Nothing herein shall be construed to require Franchisor to allocate or expend Advertising Fund contributions or allocations so as to benefit any particular franchisee, Franchisee or group of franchisees or franchisees on a pro rata or proportional basis or otherwise.  Except as directed in writing by Franchisor, Franchisee must participate in all advertising, marketing, promotions, research and public relations programs instituted by the Advertising Fund.  Franchisor may make copies of advertising materials available to Franchisee with or without additional reasonable charge, as determined by Franchisor.  Any additional advertising shall be at the sole cost and expense of Franchisee.  The Advertising Fund shall, as available, provide to Franchisee marketing, advertising and promotional formats and sample materials at the Advertising Fund’s direct cost of producing such items, plus shipping and handling.  Franchisor (or its Affiliate) may collect rebates and allowances and credits from suppliers based on purchases or sales by Franchisee and Franchisor shall have the right to retain such sums for its own purposes, return such sums to be used by one or more franchisees, including for designated purposes, and use such sums for advertising the ZOËS KITCHEN brand, or one or more of the foregoing purposes in Franchisor’s discretion.  Any such contribution of such rebates or credits to the Advertising Fund shall not reduce Franchisee’s obligation to pay the Advertising Fee.  Franchisor may include information regarding acquiring a franchise on or as a part of materials and items produced by or for the Advertising Fund.

8.3.4                     Franchisor shall either (i) transfer the Advertising Fees to a separate Entity to whom Franchisor has assigned or delegated the responsibility to operate and maintain the Advertising Fund, or (ii) administratively segregate on its books and records all Advertising Fees received from Franchisee and all other franchisees of Franchisor.  Nothing herein shall be deemed to create a trust fund, and Franchisor may commingle advertising fees with its general operating funds and expend such sums in the manner herein provided.  For each Restaurant that Franchisor or any of its Affiliate operates, Franchisor or such Affiliate will similarly allocate to the Advertising Fund the amount that would be required to be contributed to the Advertising Fund if it were a licensed Restaurant.

8.3.5                     If less than the total of all contributions and allocations to the Advertising Fund are expended during any fiscal year, such excess may be accumulated for use during subsequent years.  Franchisor may spend in any fiscal year an amount greater or less than the aggregate contributions to the Advertising Fund in that year and may cause the Advertising Fund to borrow funds to cover deficits or invest surplus funds.  If Franchisor (or an Affiliate) advances money to the Advertising Fund, it will be entitled to be reimbursed for such advances.  Any interest earned on monies held in the Advertising Fund may be retained by Franchisor for its own use in its discretion.  Within 60 days following each fiscal year, Franchisor shall prepare a statement of contributions and expenditures for the Advertising Fund and, upon Franchisee’s written request, Franchisor shall provide such information to Franchisee.

8.4                               Co-op Advertising.  The Franchisor may, but is not obligated to, from time to time establish regions for co-operative advertising (“Co-op Advertising Regions”), to coordinate advertising, marketing efforts and programs and maximizing the efficient use of local and/or regional advertising media.

8.4.1                     If and when Franchisor creates a Co-op Advertising Region for the region in which the Restaurant operated hereunder is located, Franchisee (and, if Franchisor or an Affiliate of Franchisor owns a Restaurant in such Co-op Advertising Region, then Franchisor or such Affiliate of Franchisor ), shall become a subscriber and member thereof and shall execute and participate in accordance with the Subscription Agreement and the Certificate of Incorporation and Bylaws of such Co-op Advertising Region on the forms prescribed by Franchisor.  The size and content of such regions, when and if established by the Franchisor, shall be binding upon Franchisee, and all other similarly situated franchisees of the System and Franchisor or such Affiliate of Franchisor, if it operates Restaurant(s) in the region.  At all meetings of such Co-op Advertising Region each participating Franchisee, as well as Franchisor (or such Affiliate), if applicable, shall be entitled to one vote for each Restaurant located within such Co-op Advertising Region or such other vote as may reasonably be determined by Franchisor.

8.4.2                     Franchisee and other members of the Co-op Advertising Region, whose agreements require their participation, will contribute to the Co-op Advertising Region such amount as may be determined by Franchisor; provided, however, the rate of contribution may be increased in excess of such amount from time to time upon the affirmative vote or consent of not less than a majority of the voting power of the Co-op Advertising Region, but the Co-op Advertising Region may not reduce any minimum contribution rate established by Franchisor (subject to the limitations set forth in this Section).

8.4.3                     Subject to Section 8.4.1 of this Agreement, each Co-op Advertising Region will decide as to the usage of funds available to it for media time, production of media materials, whether for radio, television, newspapers or Restaurant level materials such as flyers, or posters, or for any other type of advertising or marketing use, and then such Co-op Advertising Region shall in writing request approval from Franchisor to use said funds in said manner.  Franchisor shall not withhold approval unreasonably, but no placement of advertising or commitment of advertising funds on behalf of a Co-op Advertising Region will be made without Franchisor’s prior written approval.  Franchisor reserves the right to establish general standards concerning the operation of the Co-op Advertising Region, advertising agencies retained by Co-op Advertising Region, and advertising programs conducted by Co-op Advertising Region.  Any disputes (other than pricing) arising among or between Franchisee, other franchisees, and/or the Co-op Advertising Region may be resolved by Franchisor whose decision shall be final and binding on all parties.  No Co-op Advertising Region may appoint or pay from the funds collected by the Co-op Advertising Region fees or costs of any advertising agency or buying group without the prior written permission of Franchisor.

8.5                               Telephone Numbers and Directory Advertising.  In addition to the Advertising Fees and Franchisees required expenditures under Sections 8.2 and 8.3, Franchisee shall, at its sole expense, subscribe for and maintain throughout the Term, one or more listed telephone numbers which shall be listed in the white pages and under such headings in the yellow pages of such telephone directory or directories as Franchisor may reasonably designate or approve which service Franchisee’s trade area, as reasonably determined by Franchisor.  Franchisor reserves the right to establish general standards concerning directory and other types of advertising.

8.6                               Promotional Campaigns.  From time to time during the term hereof, Franchisor shall have the right to establish and conduct promotional campaigns on a national or regional basis, which may by way of illustration and not limitation promote particular products or marketing themes.  Franchisee and each Co-op Advertising Region, if any, agrees to participate in such promotional campaigns upon such terms and conditions as the Franchisor may establish.  Franchisee acknowledges and agrees that such participation may require Franchisee to purchase point of sale advertising material, posters, flyers, product displays and other promotional material (unless provided at no charge through the Advertising Fund).

8.7                               Internet.

8.7.1                     Franchisee shall not develop, create, generate, own, license, lease or use in any manner any computer medium or electronic medium (including any Internet home page, e-mail address, website, domain name, bulletin board, newsgroup or other Internet-related medium or activity) which in any way uses or displays, in whole or part, the Marks, or any of them, or any words, symbols or terms confusingly similar thereto without Franchisor’s express prior written consent, and then only in such manner and in accordance with such procedures, policies, standards and specifications as Franchisor may establish from time to time.

8.7.2                     Franchisor has established one or more Internet web sites.  Franchisor shall have discretion over the design, content and functionality of such web sites.  Franchisor may include one or more interior pages that identifies restaurants operated under the Marks, including the Licensed Restaurant, by among other things, geographic region, address, telephone number(s), and menu items.  Such web-site(s) may also include one or more interior pages dedicated to the sale of franchises by Franchisor and/or relations with Franchisor’s or its Affiliate’s investors.  Franchisor may permit Franchisee to periodically select from Franchisor’s designated alternative design elements for an interior page (or portion thereof) dedicated to the Licensed Restaurant.  Such designated alternative design elements may change from time to time.  Franchisor will implement any such designated design elements or changes promptly, subject to Franchisor’s business needs and scheduling availability. Franchisor may disable or terminate such website(s), in whole or in part, without Franchisor having any liability to Franchisee.

8.7.3                     Franchisee acknowledges and agrees that Franchisor (or its Affiliate) is the owner of, and will retain all right, title and interest in and to (i) the domain name “zoeskitchen.com”; (ii) the URL: “www.zoeskitchen.com”; all existing and future domain names, URLs, future addresses and subaddresses using the Marks in any manner; (iii) means all computer programs and computer code (e.g., HTML, XML DHTML, Java) used for or on the Franchisor’s web site(s), excluding any software owned by third parties; (iv) all text, images, sounds, files, video, designs, animations, layout, color schemes, trade dress, concepts, methods, techniques, processes and data used in connection with, displayed on, or collected from or through Franchisor’s web site(s); and (iv) all intellectual property rights in or to any of the foregoing.

ARTICLE 9

DISTRIBUTION AND PURCHASE OF

EQUIPMENT, SUPPLIES, AND OTHER PRODUCTS

9.1                               ZOËS KITCHEN Brand Products.  At all times throughout the Term, Franchisee shall purchase and maintain in inventory such types and quantities of ZOËS KITCHEN Brand Products as are needed to meet reasonably anticipated consumer demand.  Franchisee shall purchase ZOËS KITCHEN Brand Products solely and exclusively from Franchisor or its designees.

9.2                               Proprietary Products.  Franchisor may, from time to time throughout the Term, require that Franchisee purchase, use, offer and/or promote, and maintain in stock at the Licensed Restaurant (i) in such quantities as are needed to meet reasonably anticipated consumer demand, certain proprietary products, sauces, dressings, condiments, beverages, food products and other ingredients and raw materials, which are grown and produced or manufactured in accordance with Franchisor’s Trade Secrets, proprietary recipes, specifications and/or formulas or which Franchisor designates as “proprietary,” and (ii) certain packaging, Information Systems, other products, supplies, services and equipment designated by Franchisor as “proprietary” (“Proprietary Products”).  Franchisee shall purchase Proprietary Products only from Franchisor or its Affiliates (if they sell the same), or Franchisor’s designees.  Franchisor shall not be obligated to reveal such Trade Secrets, recipes, specifications and/or formulas of such Proprietary Products to Franchisee, non-designated suppliers, or any other third parties.

9.3                               Non-Proprietary Products.  Franchisor may designate certain food products, condiments, merchandise, beverages, raw materials, fixtures, furnishings, equipment, uniforms, supplies, paper goods, services, menus, packaging, forms, Information Systems, and other products, supplies, services and equipment, other than Proprietary Products, which Franchisee may or must use and/or offer and sell at the Licensed Restaurant (“Non-Proprietary Products”).  Franchisee may, but shall not be obligated to, purchase such Non-Proprietary Products from Franchisor or its Affiliate, if Franchisor or such Affiliate, supply the same.  Franchisee may use, offer or sell only such Non-Proprietary Products that Franchisor has expressly authorized, and that are purchased or obtained from Franchisor or a producer, manufacturer, distributor, supplier or service provider (“Supplier”) designated or approved by Franchisor pursuant to Section 9.3.2 of this Agreement.

9.3.1                     Franchisee may purchase authorized Non-Proprietary Products from (i) Franchisor or its Affiliates (if they sell the same); (ii) Suppliers designated by Franchisor; or (iii) Suppliers selected by Franchisee and approved in writing by Franchisor prior to Franchisee making such purchase(s).  Each such Supplier designated by Franchisor must comply with Franchisor’s usual and customary requirements regarding insurance, indemnification, and non-disclosure, and shall have demonstrated to the reasonable satisfaction of Franchisor: (a) its ability to supply a Non-Proprietary Product meeting the specifications of Franchisor, which may include specifications as to brand name, model, contents, manner of preparation, ingredients, quality, freshness and compliance with governmental standards and regulations; (b) its reliability with respect to delivery and the consistent quality of its products or services; and (c) its ability to meet such other requirements as determined by Franchisor to be in the best interest of the system.

9.3.2                     If Franchisee should desire to procure authorized Non-Proprietary Products from a Supplier other than Franchisor or one previously approved or designated by Franchisor (and not subsequently disapproved), Franchisee shall deliver written notice to Franchisor of its desire to seek approval of such Supplier, which notice shall (a) identify the name and address of such Supplier, (b) contain such information as may be requested by Franchisor or required to be provided pursuant to the Manuals (which may include reasonable financial, operational and economic information regarding its business and its product), and (c) identify the authorized Non-Proprietary Products desired to be purchased from such Supplier.  Franchisor shall, upon request of Franchisee, furnish to Franchisee the general, but not manufacturing, specifications for such Non-Proprietary Products if such are not contained in the Manuals.  The Franchisor may thereupon request that the proposed Supplier furnish Franchisor at no cost to Franchisor, product samples, specifications and such other information as Franchisor may require.  Franchisor or its representatives, including qualified third parties, shall also be permitted to inspect the facilities of the proposed Supplier and establish economic terms, delivery, service and other requirements consistent with other distribution relationships for other Restaurants.

9.3.3                     Franchisor will use its good faith efforts to notify Franchisee of its decision within 60 days after Franchisor’s receipt of Franchisee’s request for approval and other requested information and items in full compliance with this Section 9.3; should Franchisor not deliver to Franchisee, within 60 days after it has received such notice and all information and other items requested by Franchisor in order to evaluate the proposed Supplier, a written statement of approval with respect to such Supplier, such Supplier shall be deemed disapproved as a Supplier of the authorized Non-Proprietary Products described in such notice.  Nothing in this article shall require Franchisor to approve any Supplier, and without limiting Franchisor’s right to approve or disapprove a Supplier in its discretion, Franchisee acknowledges that it is generally disadvantageous to the system from a cost and service basis to have more than one Supplier in any given market area and that among the other factors Franchisor may consider in deciding whether to approve a proposed Supplier, it may consider the effect that such approval may have on the ability of Franchisor and its Franchisees to obtain the lowest distribution costs and on the quality and uniformity of products offered system-wide.  Without limiting the foregoing, Franchisor may disapprove a proposed Supplier, if in Franchisor’s opinion, the approval of the proposed Supplier would disrupt or adversely impact Franchisor’s national or regional distributional arrangements.  Franchisor may also determine that certain Non-Proprietary Products (e.g. beverages) shall be limited to a designated brand or brands set by Franchisor.  Franchisor may revoke its approval upon the Supplier’s failure to continue to meet any of Franchisor’s criteria.  Franchisee agrees that at such times that Franchisor establishes a regional purchasing program for any of the raw materials used in the preparation of Authorized Zoës Kitchen Products or other Non-Proprietary Products used in the operation of the Licensed Restaurant, which may benefit Franchisee by reduced price, lower labor costs, production of improved products, increased reliability in supply, improved distribution, raw material cost control (establishment of consistent pricing for reasonable periods to avoid market fluctuations), improved operations by Franchisee or other tangible benefits to Franchisee, Franchisee will participate in such purchasing program in accordance with the terms of such program.

9.3.4                     As a further condition of its approval, Franchisor may require a Supplier to agree in writing: (i) to provide from time to time upon Franchisor’s request free samples of any Non-Proprietary Product it intends to supply to Franchisee, (ii) to faithfully comply with Franchisor’s specifications for applicable Non-Proprietary Products sold by it, (iii) to sell any Non-Proprietary Product bearing the Franchisor’s Marks only to franchisees and Franchisees of Franchisor and only pursuant to a trademark license agreement in form prescribed by Franchisor, (iv) to provide to Franchisor duplicate purchase invoices for Franchisor’s records and inspection purposes and (v) to otherwise comply with Franchisor’s reasonable requests.

9.3.5                     Franchisee or the proposed Supplier shall pay to Franchisor in advance (or upon Franchisor’s request, reimburse Franchisor for) all of Franchisor’s reasonably anticipated costs in reviewing the application of the Supplier to service the Franchisee and all current and future reasonable costs and expenses, including travel and living costs, related to inspecting, re-inspecting and auditing the Suppliers’ facilities, equipment, and food products, and all product testing costs paid by Franchisor to third parties.

9.3.6                     Franchisee shall at all times remain current and fully comply and perform each of its obligations to its landlord, vendors and Suppliers.

9.4                               Purchases from Franchisor or its Affiliates.

9.4.1                     All goods, products, and supplies purchased from Franchisor or its Affiliates shall be purchased in accordance with the purchase order format issued from time to time by Franchisor (or the applicable Affiliate), the current form of which shall be set forth in the Manual, and in accordance with the policies set forth in the Manuals, if any.  Franchisor (or such Affiliate) may change the prices, delivery terms and other terms relating to its sale of goods, services, products and supplies (“Goods and Services”) to Franchisee on prior written notice, provided, that such prices shall be the same as the prices charged to similarly situated Franchisees (excluding shipping, transportation, warehousing, insurance and related costs and expenses).  Such prices shall be Franchisor’s (or the Affiliate’s) then-current prices, which may change from time to time.  Franchisee further acknowledges that prices the Franchisor (or the applicable Affiliate) charges to Franchisee may include a profit to Franchisor and may be higher than Franchisor’s (or its Affiliate’s) internal prices allocated or charged to Franchisor or Affiliate owned Restaurants.  Presently, Franchisor (or its Affiliate) expects to receive a mark-up based on its or their cost of goods sold.  Franchisor (or the applicable Affiliate) in its discretion, may discontinue the sale of any Goods or Services at any time if in Franchisor’s (or the applicable Affiliate) judgment its continued sale becomes unfeasible, unprofitable, or otherwise undesirable.  Franchisor (or the applicable Affiliate) shall not be liable to Franchisee for unavailability of, or delay in shipment or receipt of, merchandise because of temporary product shortages, order backlogs, production difficulties, delays, unavailability of transportation, fire, strikes, work stoppages, or other causes beyond the reasonable control of Franchisor (or the applicable Affiliate).  If any goods or products sold by Franchisor (or the applicable Affiliate) are not in sufficient supply to fully fulfill all orders therefor, Franchisor (or the applicable Affiliate) may allocate the available supply among itself, its Affiliates and others, including Franchisee and other franchisees, in any way Franchisor (or the applicable Affiliate) deems appropriate, which may result in Franchisee not receiving any allocation of certain goods or products as a result of a shortage.  All product orders by Franchisee shall be subject to acceptance by Franchisor (or the applicable Affiliate) at Franchisor’s (or the applicable Affiliate’s) designated offices, and Franchisor (or the applicable Affiliate) reserves the right to accept or reject, in whole or in part, any order placed by Franchisee.  Franchisee shall submit to Franchisor (or the applicable Affiliate), upon written request, financial statements which contain sufficient information to enable Franchisor to determine the credit limits, if any, to be extended to Franchisee.  Franchisor (or the applicable Affiliate), in its sole discretion, may establish the credit terms, if any, upon which it will accept Franchisee’s orders, and may require Franchisee to pay for orders on a cash-in-advance or cash-on-delivery basis.

9.4.2                     Each order placed by Franchisee, whether oral or written, for any product shall be deemed to incorporate all of the terms and conditions of this Agreement, shall be deemed subordinate to this Agreement in any instance where any term or condition of such order conflicts with any term or condition of this Agreement, and shall include such information as Franchisor (or the applicable Affiliate) may from time to time specify, and shall be submitted on such form of purchase order as may be prescribed by Franchisor from time to time.  No purchase order submitted by Franchisee shall contain any terms except as approved in writing by Franchisor (or the applicable Affiliate), nor be deemed complete unless all of the information required by the prescribed purchase order form, as revised from time to time, is provided by Franchisee.  No new or additional term or condition contained in any order placed by Franchisee shall be deemed valid, effective or accepted by Franchisor unless such term or condition shall have been expressly accepted by Franchisor (or the applicable Affiliate) in writing.

9.4.3                     Franchisor (or the applicable Affiliate) shall not be liable to Franchisee on account of any delay or failure in the manufacture, delivery or shipment of goods or products caused by Force Majeure or other events or circumstances beyond Franchisor’s (or the applicable Affiliate’s )reasonable control including such events as labor or material shortages, conditions of supply and demand, import/export restrictions, or disruptions in Franchisor’s (or the applicable Affiliate’s) supply sources.

9.4.4                     Franchisor may collect rebates and credits in the form of cash or services or otherwise from Suppliers based on purchases or sales by Franchisee and Franchisor shall have the right to retain such sums for its own purposes, return such sums to be used by one or more franchisees, including for designated purposes, and use such sums for advertising the ZOËS KITCHEN brand, or one or more of the foregoing purposes in Franchisor’s discretion, notwithstanding any designation by the Supplier or otherwise.

9.4.5                     Franchisor (or the applicable Affiliate) may act as a Supplier of goods, services, products, and/or supplies purchased by Franchisee, and Franchisor (or its Affiliate) may be designated as the sole Supplier of any such Goods or Services.  On the expiration or termination of this Agreement, or in the event of any default by Franchisee of this Agreement, Franchisor (or the applicable Affiliate) shall not be obliged to fill or ship any orders then pending or, in the case of termination or non-renewal, made any time thereafter by Franchisee, and Franchisor may notify its approved Suppliers of any impending termination or expiration of this Agreement and may, among other things, instruct such Suppliers to deliver only such quantity of Proprietary Products as is reasonably necessary to supply Franchisee’s needs prior to the expiration or termination date of this Agreement.

9.4.6                     From time to time upon Franchisor’s (or the applicable Affiliate’s) request, Franchisee shall promptly estimate the level of purchases that Franchisee expects to make from Franchisor (or the applicable Affiliate) over the two weeks following the date of the request.

9.5                               Test Marketing.  Franchisor may, from time to time, authorize Franchisee to test market products and/or services in connection with the operation of the Licensed Restaurant.  Franchisee shall cooperate with Franchisor in connection with the conduct of such test marketing and shall comply with the Franchisor’s rules and regulations established from time to time in connection herewith.

9.6                               Customer Reporting; Comment Cards.

9.6.1                     At Franchisor’s request, Franchisee shall use reasonable efforts to secure the names, addresses and other information reasonably required by Franchisor, of Franchisee’s customers at the Licensed Restaurant and shall allow such information to be used by Franchisor.  Franchisee may not divulge such customer names, addresses or other information, with or without remuneration, to any third party.  Franchisee shall respond promptly to each customer inquiry or complaint and resolve all reasonable complaints to the customer’s satisfaction.

9.6.2                     Franchisee shall use and display in the Licensed Restaurant during all operating hours customer comment and other cards in the manner specified in the Manuals.  Franchisee shall, from time to time, purchase from Franchisor or a Supplier designated by Franchisor, and maintain in the Licensed Restaurant, a supply of postage prepaid customer comment cards reasonably adequate to meet Franchisee’s needs.

ARTICLE 10

REPORTS, BOOKS AND RECORDS, INSPECTIONS

10.1                        General Reporting.  Franchisee shall, as and when specified by Franchisor, submit to Franchisor statistical control forms and such other financial, operational and statistical information (by paper, facsimile, email, or other method of transmission) as Franchisor may require to: (i) assist Franchisee in the operation of the Licensed Restaurant in accordance with the System; (ii) allow Franchisor to monitor the Franchisee’s Gross Sales, purchases, costs and expenses; (iii) enable Franchisor to develop chain wide statistics which may improve bulk purchasing; (iv) assist Franchisor in the development of new authorized products or the removal of existing unsuccessful Authorized Zoës Kitchen Products; (v) enable Franchisor to refine existing Authorized Zoës Kitchen Products; (vi) generally improve chain-wide understanding of the System (collectively, the “Information”).  Without limiting the generality of the foregoing:

10.1.1              Unless otherwise agreed by Franchisor in writing, Franchisee shall also submit condensed reports (by paper, facsimile, email, or other method of transmission) of daily Gross Sales to Franchisor on a weekly basis in accordance with the guidelines established by Franchisor.  Franchisee will electronically link the Licensed Restaurant to Franchisor and will allow Franchisor to poll on a daily basis at a time selected by the Franchisor the Licensed Restaurant Information Systems to retrieve Information including sales, sales mix, usage, and operations data.

10.1.2              On or before the 7th day following each Accounting Period during the Term hereof, Franchisee shall submit a Gross Sales report signed by Franchisee, on a form prescribed by Franchisor, reporting all Gross Sales for the preceding Accounting Period, together with such additional financial information as Franchisor may from time to time request.

10.1.3              On or before the 45th day following each calendar quarter during the Term hereof, Franchisee shall submit to Franchisor financial statements for the preceding calendar quarter, including a balance sheet and profit and loss statement, prepared in the form and manner prescribed by the Franchisor and in accordance with generally accepted accounting principles, which shall be certified by Franchisee to be accurate and complete.

10.1.4              Within 90 days following the end of each calendar year, Franchisee shall submit to Franchisor an unaudited annual financial statement prepared in accordance with generally accepted accounting principles, and in such form and manner prescribed by Franchisor, which shall be certified by Franchisee to be accurate and complete.  Franchisee shall submit to Franchisor a copy of the original signed 1120 or 1120S tax form each and every year or any other forms which take the place of the 1120 or 1120S forms.  Franchisee shall also provide Franchisor with copies of signed original sales and use tax forms contemporaneously with their filing with the appropriate state or local authority.  Franchisor reserves the right to require such further information concerning the Licensed Restaurant as Franchisor may from time to time reasonably request.

10.2                        Inspections.  Franchisor’s authorized representatives shall have the right, from time to time, to enter upon the entire premises of the Licensed Restaurant during business hours, to examine same, conferring with Franchisee’s employees, inspecting and checking operations, food, beverages, furnishings, interior and exterior decor, supplies, fixtures, and equipment, and determining whether the business is being conducted in accordance with this Agreement, the System and the Manuals.  Franchisor shall use reasonable efforts to avoid materially disrupting the operation of the Licensed Restaurant.  If any such inspection indicates any deficiency or unsatisfactory condition with respect to any matter required under this Agreement or the Manuals, including quality, cleanliness, service, health and authorized product line, Franchisor will notify Franchisee in writing of Franchisee’s non-compliance with the Manuals, the System, or this Agreement and Franchisee shall promptly correct or repair such deficiency or unsatisfactory condition. In accordance with Sections 7.4 and 7.9, Franchisor may require Franchisee to take and thereafter Franchisee shall take, immediate corrective action, which action may include temporarily closing the Licensed Restaurant.  If Franchisee does not achieve satisfactory results on any inspection, Franchisee must reimburse Franchisor for all costs of such inspection and any follow up inspections until the identified problems have been corrected.

10.3                        Audits.  Franchisee shall prepare, and keep for not less than 7 years following the end of each of its fiscal years, or such longer period required under Applicable Law, adequate books and records showing daily receipts in, at, and from the Licensed Restaurant, applicable sales tax returns (if any), all pertinent original serially numbered sales slips and cash register records, and such other sales records as may be reasonably required by Franchisor from time to time to verify Gross Sales and purchases reported by Franchisee to Franchisor, in a form suitable for an audit of its records by an authorized auditor or agent of Franchisor.  Such information shall be broken down by categories of goods, foods and beverages sold, where possible.  Franchisor, its agents or representatives may, at any reasonable time during normal working hours, audit or review Franchisee’s books and records in accordance with generally accepted standards established by certified public accountants.  Franchisor may also conduct the audit at a site other than the Location and Franchise shall provide all information to Franchisor, its agents or representatives, promptly upon demand (but not later than 5 days following the date of the request).  If any audit or other investigation reveals an under-reporting or under-recording error, then upon demand Franchisee shall pay the amount determined to be owed, plus interest at the highest compound rate permitted by Applicable Law, but not to exceed the rate of 18% percent per annum.  In addition, if any such audit or other investigation reveals an under-reporting or under-recording error of 2% or more, then in addition to any other sums due and in addition to any other rights and remedies it may have, including the right to terminate this Agreement as provided in Article 14, the expenses of the audit/inspection shall be borne and paid by Franchisee upon billing by Franchisor, which shall include Franchisor’s travel, lodging, wage expense and reasonable accounting and legal expense.  Without limiting the foregoing, if such audit or other investigation reveals an under-reporting or under-

recording error of 5% percent or more, Franchisor, in addition to any other rights and remedies it may have, including the right to terminate this Agreement as provided in Article 14, may require Franchisee to maintain and deliver to Franchisor from time to time, financial statements audited by an independent certified public accountant.

10.4                        Books and Records.  Franchisee shall maintain an accounting and record keeping system, in accordance with sound business practices, which shall provide for basic accounting information necessary to prepare financial statements, a general ledger, and reports required by this Agreement and the Manuals.  Franchisee shall maintain accurate, adequate and verifiable books and supporting documentation relating to such accounting information.

ARTICLE 11

TRADEMARKS

11.1                        Use of Marks.  Subject to Section 11.7 of this Agreement, the Licensed Restaurant shall be named “ZOËS KITCHEN” with only such additional prefix or suffix as may be required by Franchisor from time to time.  Franchisee shall use and display such of Franchisor’s trade dress, Marks, and such signs, advertising and slogans only as Franchisor may from time to time prescribe or approve.  Upon expiration or sooner termination of this Agreement, Franchisor may, if Franchisee does not do so, execute in Franchisee’s name and on Franchisee’s behalf, any and all documents necessary in Franchisor’s judgment to end and cause the discontinuance of Franchisee’s use of the trade dress and Marks and Franchisor is hereby irrevocably appointed and designated as Franchisee’s attorney-in-fact so to do.  Franchisee shall not imprint or authorize any person to imprint any of the Marks on any product without the express written approval of Franchisor.  Franchisee shall not use the Marks in connection with any offering of securities or any request for credit without the prior express written approval of Franchisor.  Franchisor may withhold or condition any approval related to the Marks, including those described in this Section, in its discretion.  During the Term, Franchisee shall identify the Licensed Restaurant as an independently owned and operated franchise of Franchisor, in the form and manner specified by Franchisor, including on all invoices, order forms, receipts, checks, business cards, on posted notices located the Location and in other media and advertisements as Franchisor may direct from time to time.

11.2                        Non-Use of Trade Name.  If Franchisee is an Entity, it shall not use Franchisor’s Marks, or Franchisor’s trade name, or any words or symbols which are confusingly phonetically or visually similar to the Marks, as all or part of Franchisee’s name.

11.3                        Use of Other Trademarks.  Franchisee shall not display the trademark, service mark, trade name, insignia or logotype of any other person or Entity in connection with the operation of the Licensed Restaurant without the express prior written consent of Franchisor, which may be withheld in its discretion; provided however, in the case of a Non-Traditional Venue, the Premises (but not the Restaurant) may display the trademarks, service marks and other commercial symbols of Franchisee or third parties, in accordance with the terms herein contained.

11.4                        Non-ownership of Marks.  Nothing herein shall give Franchisee, and Franchisee shall not assert, any right, title or interest in Franchisor’s trade dress, or to any of the Marks or the goodwill annexed thereto, except a mere privilege and license during the term hereof, to display and use the same according to the terms and conditions herein contained.

11.5                        Defense of Marks.  If Franchisee receives notice, or is informed, of any claim, suit or demand against Franchisee on account of any alleged infringement, unfair competition, or similar matter on account of its use of the Marks in accordance with the terms of this Agreement, Franchisee shall promptly notify Franchisor of any such claim, suit or demand.  Thereupon, Franchisor shall take such action as it may deem necessary and appropriate to protect and defend Franchisee against any such claim by any third party; Franchisor shall not be obligated to take any such action, however.  Franchisee shall not settle or compromise any such claim by a third party without the prior written consent of Franchisor.  Franchisor shall have the sole right to defend, compromise or settle any such claim, in its discretion, at Franchisor’s sole cost and expense, using attorneys of its own choosing, and Franchisee shall cooperate fully with Franchisor in connection with the defense of any such claim.  Franchisee may participate at its own expense in such defense or settlement, but Franchisor’s decisions with regard thereto shall be final.

11.6                        Prosecution of Infringers.  If Franchisee shall receive notice or is informed or learns that any third party, which it believes to be unauthorized to use the Franchisor’s trade dress or Marks, is using Franchisor’s trade dress or Marks or any variant thereof, Franchisee shall promptly notify Franchisor of the facts relating to such alleged infringing use.  Thereupon, Franchisor shall, in its discretion, determine whether or not it wishes to take any action against such third person on account of such alleged infringement of the trade dress and/or Marks.  Franchisee shall have no right to make any demand against any such alleged infringer or to prosecute any claim of any kind or nature whatsoever against such alleged infringer for or on account of such infringement.

11.7                        Modification of Marks.  From time to time, in the Manuals or in directives or bulletins supplemental thereto, Franchisor may add to, delete or modify any or all of the Marks and trade dress.  Franchisee shall, at its cost and expense, use, or cease using, as may be applicable, the Marks and/or trade dress, including any such modified or additional trade names, trademarks, service marks, logotypes and commercial symbols, in strict accordance with the procedures, policies, rules and regulations contained in the Manuals or in written directives issued by Franchisor to Franchisee, as though they were specifically set forth in this Agreement.  Except as Franchisor may otherwise direct, Franchisee shall implement any such change within 60 days after notice thereof by Franchisor, at Franchisee’s expense.

11.8                        Acts in Derogation of the Marks.  Franchisee agrees that Franchisor’s trade dress and the Marks are the exclusive property of Franchisor and/or its Affiliates and Franchisee now asserts no claim and will hereafter assert no claim to any goodwill, reputation or ownership thereof by virtue of Franchisee’s licensed and/or franchised use thereof, or otherwise.  Franchisee further agrees that it is familiar with the standards and high quality of the use by Franchisor and others authorized by Franchisor of the trade dress and Marks in the operation of Restaurants, and agrees that Franchisee will maintain this standard in its use of the Marks and trade dress.  All use of the Marks and trade dress by Franchisee inures to the benefit of Franchisor.  Franchisee shall not contest or assist anyone in contesting at any time during or after the Term, in any manner, the validity of any Mark or its registration, and shall maintain the integrity of the Marks and prevent their dilution.  Franchisee shall not do or permit any act or thing to be done in derogation of any of the rights of Franchisor or its Affiliates in connection with the same, either during the Term of this Agreement or thereafter, and that it will use the Marks and Franchisor’s trade dress only for the uses and in the manner licensed and/or franchised hereunder and as herein provided.  Without limiting the foregoing, Franchisee shall not (i) interfere in any manner with, or attempt to prohibit, the use of Franchisor’s trade dress and/or the Marks by any other franchisee or licensee of Franchisor; or (ii) divert or attempt to divert any business or any customers of the Licensed Restaurant to any other person or Entity, by direct or indirect inducement or otherwise, or do or perform, directly or indirectly, any other act injurious or prejudicial to the goodwill associated with the Marks.

11.9                        Assumed Name Registration.  If Franchisee is required to do so by Applicable Law, Franchisee shall promptly upon the execution of this Agreement file with applicable Governmental Authorities, a notice of its intent to conduct its business under the name “ZOËS KITCHEN” with only such additional prefix or suffix as may be required by Franchisor from time to time.  Promptly upon the expiration or termination of this Agreement for any reason whatsoever, Franchisee shall promptly execute and file such documents as may be necessary to revoke or terminate such assumed name registration, and if Franchisee shall fail to promptly execute and file such documents as may be necessary to effectively revoke and terminate such assumed name registration, Franchisee hereby irrevocably appoints Franchisor as its attorney-in-fact to do so for and on behalf of Franchisee.

ARTICLE 12

COVENANTS REGARDING OTHER BUSINESS INTERESTS

12.1                        Non-Competition.  Franchisee acknowledges that the System is distinctive and has been developed by Franchisor and/or its Affiliates at great effort, time, and expense, and that Franchisee has regular and continuing access to valuable and confidential information, training, and trade secrets regarding the System.  Franchisee recognizes its obligations to keep confidential such information as set forth herein.  Franchisee therefore agrees as follows:

12.1.1              During the Term, no Restricted Person or Restaurant Manager shall in any capacity, either directly or indirectly, through one or more affiliated Entities, (i) engage in any Competitive Activities at any location, unless Franchisor shall consent thereto in writing, or (ii) divert or attempt to divert any business or any customers of the Licensed Restaurant to any other person or Entity, by direct or indirect inducement or otherwise, or do or perform, directly or indirectly, any other act injurious or prejudicial to the goodwill associated with the Marks.

12.1.2              To the extent permitted by Applicable Law, upon (i) the expiration or termination of this Agreement, (ii) the occurrence of any Assignment, or (iii) the cession of any Restricted Person’s relationship with Franchisee, each person who was a Restricted Person before such event shall not for a period of 24 months thereafter, either directly or indirectly, own, operate, advise, be employed by, or have any financial interest in any business engaged in Competitive Activities:  (a) within the Territory, or (b) within an area within 5 miles from any then existing Restaurant, without the Franchisor’s prior written consent.  In applying for such consent, Franchisee will have the burden of establishing that any such activity by it will not involve the use of benefits provided under this Agreement or constitute unfair competition with Franchisor or other franchisees or area developers of the Franchisor.

12.2                        Trade Secrets.

12.2.1              Franchisor possesses and continues to develop, and during the course of the relationship established hereunder, Restricted Persons may have access to, proprietary and confidential information, including the Trade Secrets, proprietary software (and related documentation) recipes, secret ingredients, specifications, procedures, concepts and methods and techniques of developing and operating a Restaurant and producing Authorized Zoës Kitchen Products.  Franchisor may disclose certain of its Trade Secrets to Restricted Persons in the Manuals, bulletins, supplements, confidential correspondence, or other confidential communications, and through the Franchisor’s training program and other guidance and management assistance, and in performing Franchisor’s other obligations and exercising Franchisor’s rights under this Agreement.  “Trade Secrets” shall not include information which: (a) has entered the public domain or was known to Franchisee prior to Franchisor’s disclosure of such information to Franchisee, other than by the breach of an obligation of confidentiality owed (by anyone) to Franchisor or its Affiliates; (b) becomes known to the Restricted Persons from a source other than Franchisor or its Affiliates and other than by the breach of an obligation of confidentiality owed (by anyone) to Franchisor or its Affiliates; or (c) was independently developed by Franchisee without the use or benefit of any of the Franchisor’s Trade Secrets.  The burden of proving the applicability of the foregoing will reside with Franchisee.

12.2.2              Each Restricted Person shall acquire no interest in the Trade Secrets other than the right to use them in developing and operating the Licensed Restaurant during the Term of this Agreement.  A Restricted Person’s duplication or use of the Trade Secrets in any other endeavor or business shall constitute an unfair method of competition.  Each Restricted Person shall: (i) not use the Trade Secrets in any business or other endeavor other than in connection with the Licensed Restaurant; (ii) maintain absolute confidentiality of the Trade Secrets during and after the Term of this Agreement; and (iii) make no unauthorized copy of any portion of the Trade Secrets, including the Manuals, bulletins, supplements, confidential correspondence, or other confidential communications, whether written or oral.  Franchisee shall operate the Restaurant and implement all reasonable procedures prescribed from time to time by Franchisor to prevent unauthorized use and disclosure of the Trade Secrets, including, implementing restrictions and limitations as Franchisor may prescribe on disclosure to employees and use of non-disclosure and non-competition provisions in employment agreements with employees who may have access to the Trade Secrets.  Promptly upon Franchisor’s request, Franchisee shall deliver executed copies of such agreements to Franchisor.  If Franchisee has any reason to believe that any employee has violated the provisions of the confidentiality and noncompetition agreement, Franchisee shall promptly notify Franchisor and shall cooperate with Franchisor to protect Franchisor against infringement or other unlawful use including, but not limited to, the prosecution of any lawsuits if, in the judgment of Franchisor, such action is necessary or advisable.  Without limiting the foregoing, Company may also impose reasonable restrictions and conditions, from time to time, on the disclosure of financial or statistical information in connection with the sale or potential sale of the Licensed Restaurant, including the execution of confidentiality agreements.

12.2.3              In view of the importance of the Marks and the Trade Secrets and the incalculable and irreparable harm that would result to the parties in the event of a default of the covenants and agreements set forth herein in connection with these matters, the parties agree that each party shall have the right in a proper case to obtain specific performance, temporary restraining orders and temporary or preliminary injunctive relief from a court of competent jurisdiction to enforce the covenants and agreements in this Agreement, in addition to any other relief to which such party may be entitled at law or in equity.  Each party submits to the exclusive jurisdiction of the courts of the State of Texas and the U.S. federal courts sitting in Plano, Texas for purposes thereof.  The parties agree that venue for any such proceeding shall be the state and federal courts located in Plano, Texas.  Franchisee agrees that Franchisor may have temporary or preliminary injunctive relief without bond, but upon due notice, and Franchisee’s sole remedy in the event of the entry of such injunctive relief will be the dissolution of the injunctive relief, if warranted, upon hearing duly had (all claims for damages by reason of the wrongful issuance of any the injunction being expressly waived).

12.3                        Confidentiality and Press Releases.  Franchisee shall not disclose the substance of this Agreement to any third party except as necessary to inform lessors from which it is seeking Leases or lessors which are parties to Leases in order to obtain renewals of, or avoid terminations of, such Leases or as necessary to obtain any Permits or other approvals, or to the extent required by the lawful order of any court of competent jurisdiction or federal, state, or local agency having jurisdiction over Franchisee, provided that Franchisee shall give Franchisor prior notice of such disclosure.  Unless disclosure is required by Applicable Law, no public communication, press release or announcement regarding this Agreement, the transactions contemplated hereby or the operation of the Licensed Restaurant or any Crisis Management Event shall be made by Franchisee without the written approval of Franchisor in advance of such press release announcement, or public communication.

12.4                        Interference With Employment Relations.  Without Franchisor’s prior written consent, during the Term and for a period of 24 months following the termination, expiration or nonrenewal of this Agreement, or there shall occur an Assignment, neither Franchisee, its Owner(s) or their respective Affiliates, officers, directors, or managers, or any of them, shall in any capacity whatsoever, either directly or indirectly, hire, solicit or encourage to leave the employment of Franchisor, any of its Affiliates, or any licensee or franchisee of Franchisor, any of its Affiliates, any employee of Franchisor or any of its Affiliates (or any person who such persons knew or should have known was an employee of any licensee or franchisee of Franchisor) or hire any such employee who has left the employment of Franchisor or any of its Affiliates (or Franchisor’s licensee or franchisee) within one year of the termination of such employee’s employment with Franchisor or any of its Affiliates (or Franchisor’s licensee or franchisee).

12.5                        Effect of Applicable Law.  In the event any portion of the covenants in this Article violates laws affecting Franchisee, or is held invalid or unenforceable in a final judgment to which Franchisor and Franchisee are parties, then the maximum legally allowable restriction permitted by law shall control and bind Franchisee.  Franchisor may at any time unilaterally reduce the scope of any part of the above covenants, and Franchisee shall comply with any such reduced covenant upon receipt of written notice.  The provisions of this Article shall be in addition to and not in lieu of any other confidentiality obligation of Franchisee, or any other person, whether pursuant to another agreement or pursuant to Applicable Law.

12.6                        Business Practices.  Franchisee represents, warrants and covenants to Franchisor that:

12.6.1              As of the date of this Agreement, Franchisee and each of its Owners (if Franchisee is an Entity) shall be and, during the Term shall remain, in full compliance with all applicable laws in each jurisdiction in which Franchisee or any of its Owners (if Franchisee is an Entity), as applicable, conducts business that prohibits unfair, fraudulent or corrupt business practices in the performance of its obligations under this Agreement and related activities, including the following prohibitions:

(a)                                 No government official, official of an international organization, political party or official thereof, or candidate is an owner or has any investment interest in the revenues or profit of Franchisee;

(b)                                 None of the property or interests of Franchisee or any of its Owners is subject to being “blocked” under any Anti-Terrorism Laws.  Neither Franchisee, nor any of its respective funding sources (including any legal or beneficial owner of any equity in Franchisee) or any of its Affiliates is or has ever been a terrorist or suspected terrorist within the meaning of the Anti-Terrorism Laws or identified by name or address on any Terrorist List.  Each of Franchisee and its Owners are in compliance with Applicable Law, including all such Anti-Terrorism Laws;

(c)                                  Neither Franchisee nor any of its Owners conducts any activity, or has failed to conduct any activity, if such action or inaction constitutes a money laundering crime, including any money laundering crime prohibited under the International Money Laundering Abatement and Anti-Terrorist Financing Act, as amended, and any amendments or successors thereto.

(d)                                 Franchisee is neither directly nor indirectly owned or controlled by the government of any country that is subject to a United States embargo.  Nor does Franchisee or its Owners act directly or indirectly on behalf of the government of any country that is subject to a United States embargo.

12.6.2              Franchisee has taken all necessary and proper action required by Applicable Law and has the right to execute this Agreement and perform under all of its terms.  Franchisee shall implement and comply with anti-money laundering policies and procedures that incorporate “know-your-customer” verification programs and such other provisions as may be required by applicable law.

12.6.3              Franchisee shall implement procedures to confirm, and shall confirm, that (a) none of Franchisee, any person or entity that is at any time a legal or beneficial owner of any interest in Franchisee or that provides funding to Franchisee is identified by name or address on any Terrorist List or is an Affiliate of any person so identified; and (b) none of the property or interests of Franchisee is subject to being “blocked” under any Anti-Terrorism Laws.

12.6.4              Franchisee shall promptly notify Franchisor upon becoming aware of any violation of this Section or of information to the effect that any person or entity whose status is subject to confirmation pursuant to

Section 12.6.3 above is identified on any Terrorist List, any list maintained by OFAC or to being “blocked” under any Anti-Terrorism Laws, in which event Franchisee shall cooperate with Franchisor in an appropriate resolution of such matter.

12.6.5              In accordance with Applicable Law, none of Franchisee nor any of its Affiliates, principals, partners, officers, directors, managers, employees, agents or any other persons working on their behalf, shall offer, pay, give, promise to pay or give, or authorize the payment or gift of money or anything of value to any officer or employee of, or any person or entity acting in an official capacity on behalf of, the Governmental Authority, or any political party or official thereof or while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official, for the purpose of (a) influencing any action or decision of such official in his or its official capacity; (b) inducing such official to do or omit to do any act in violation of his or its lawful duty; or (c) inducing such official to use his or its influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority in order to obtain certain business for or with, or direct business to, any person.

12.7                        Survival.  The provisions of this Article shall not limit, restrain or otherwise affect any right or cause of action which may accrue to Franchisor for any infringement of, violation of, or interference with, this Agreement, or Franchisor’s Marks, System, Trade Secrets, or any other proprietary aspects of Franchisor’s business.

ARTICLE 13
NATURE OF INTEREST, ASSIGNMENT

13.1                        Assignment by Franchisor.  This Agreement is fully transferable by Franchisor, in whole or in part, without the consent of Franchisee and shall inure to the benefit of any transferee or their legal successor to Franchisor’s interests herein; provided, however, that such transferee and successor shall expressly agree to assume Franchisor’s obligations under this Agreement.  Without limiting the foregoing, Franchisor may (i) assign any or all of its rights and obligations under this Agreement to an Affiliate; (ii) sell its assets, its marks, or its System outright to a third party; (iii) engage in a public offering of its securities; (iv) engage in a private placement of some or all of its securities; (v) merge, acquire other corporations, or be acquired by another corporation; or (vi) undertake a refinancing, recapitalization, leveraged buy-out or other economic or financial restructuring.  Franchisor shall be permitted to perform such actions without liability or obligation to Franchisee who expressly and specifically waives any claims, demands or damages arising from or related to any or all of the above actions (or variations thereof).  Franchisor shall have no liability for the performance of any obligations contained in this Agreement after the effective date of such transfer or assignment.  In connection with any of the foregoing, at Franchisor’s request, Franchisee shall deliver to Franchisor a statement in writing certifying (a) that this Agreement is unmodified and in full force and effect (or if there have been modifications that the Agreement as modified is in full force and effect and identifying the modifications); (b) that Franchisee is not in default under any provision of this Agreement, or if in default, describing the nature thereof in detail; and (c) as to such other matters as Franchisor may reasonably request; and Franchisee agrees that any such statements may be relied upon by Franchisor and any prospective purchaser, assignee or lender of Franchisor.

13.2                        Assignment by Franchisee.

13.2.1              The rights and duties created by this Agreement are personal to Franchisee.  This Agreement has been entered into by Franchisor in reliance upon and in consideration of the singular individual or collective character, reputation, skill attitude, business ability, and financial capacity of Franchisee, or if applicable, its Owners who will actively and substantially participate in the development ownership and operation of the Licensed Restaurant.  Accordingly, except as otherwise may be permitted herein, neither Franchisee nor any Owner (other than Franchisor, if applicable) shall, without Franchisor’s prior written consent, cause or permit any Assignment.  Any such purported Assignment occurring by operation of law or otherwise without Franchisor’s prior written consent shall constitute a default of this Agreement by Franchisee, and shall be null and void.  Except in the instance of Franchisee advertising to sell the Licensed Restaurant and assign this Agreement in accordance with the terms hereof, Franchisee shall not, without Franchisor’s prior written consent, offer for sale or transfer at public or private auction or advertise publicly for sale or transfer, the furnishings, interior and exterior decor items, supplies, fixtures, equipment, Franchisee’s Lease or the real or personal property used in connection with the Licensed Restaurant.  Franchisee may not make any Assignment to a public Entity, or to any Entity whose direct or indirect parent’s securities are publicly traded and no shares of Franchisee or any Owner of Franchisee may be offered for sale through the public offering of securities.  To the extent that any prohibition on the pledge, hypothecation, encumbrance or granting of a security interest in this Agreement or the assets of the Licensed Restaurant may be ineffective under Applicable Law, Franchisee shall provide not less than 10 days prior written notice (which notice shall contain the name and address of the secured party and the terms of such pledge, hypothecation, encumbrance or security interest) of any pledge, encumbrance, hypothecation or security interest in this Agreement or the assets of the Licensed Restaurant.

13.2.2              If Franchisee is an Entity, Franchisee shall promptly provide Franchisor with written notice (stating such information as Franchisor may from time to time require) of each and every transfer, assignment and encumbrance by any Owner of any direct or indirect Equity or voting rights in Franchisee, notwithstanding that the same may not constitute an “Assignment”.

13.2.3              Franchisor will not unreasonably withhold its consent to any Assignment which is subject to the restrictions of this Article, provided however, Franchisor may impose any reasonable condition to the granting of its consent, and requiring Franchisee to satisfy any or all of the following conditions shall be deemed reasonable:

(a)                                 Franchisee’s written request for Franchisor’s consent to Assignment must be accompanied by a detailed description of the price and all material terms and conditions of the proposed Assignment and the identity of the proposed assignee and such other information as Franchisor may reasonably request;

(b)                                 Franchisor’s receipt of an estoppel agreement indicating any and all causes of action, if any, that Franchisee may have against Franchisor or if none exist, so stating, and a list of all Owners having an interest in this Agreement or in Franchisee, the percentage interest of Owner, and a list of all officers and directors, in such form as Franchisor may require;

(c)                                  Franchisee’s written request for consent to any Assignment must be accompanied by an offer to Franchisor of a right of first refusal to purchase the interest which is proposed to be transferred, on the same terms and conditions offered by the third party; provided that Franchisor may substitute cash for any non-cash consideration proposed to be given by such third party (in an amount determined by Franchisor reasonably and in good faith as the approximate equivalent value of said non-cash consideration); and provided further that Franchisee shall make representations and warranties to Franchisor customary for transactions of the type proposed (the “ROFR”).  If Franchisor elects to exercise the ROFR, Franchisor or its nominee, as applicable, shall send written notice of such election to Franchisee within 60 days of receipt of Franchisee’s request (the “ROFR Period”).  If Franchisor accepts such offer, the training and transfer/administrative fees due by Franchisee in accordance with this Agreement shall be waived by Franchisor, and the closing of the transaction shall occur within 60 days following the date of Franchisor’s acceptance.  Any material change in the terms of an offer prior to closing (or the failure to close the transaction within 60 days following the written notice provided by Franchisee) shall cause it to be deemed a new offer, subject to the same right of first refusal by Franchisor, or its third-party designee, as in the case of the initial offer.  Franchisor’s failure to exercise such ROFR shall not constitute consent to the transfer or a waiver of any other provision of this Agreement, including any of the requirements of this Article with respect to the proposed transfer.  Without waiving any other rights provided for herein or otherwise, Franchisor hereby waives its ROFR if the proposed transferee/assignee is an immediate family member of Franchisee;

(d)                                 The Franchisee shall not be in default under the terms of this Agreement (or any other related agreement), the Manuals or any other obligations owed Franchisor, and all of its then-due monetary obligations to Franchisor shall have been paid in full;

(e)                                  The Franchisee, and its Owners, if the Franchisee is an Entity, shall execute a general release under seal, in a form prescribed by Franchisor, of any and all claims against Franchisor, its Affiliates, Owner(s), directors, officers, agents and employees;

(f)                                   The transferee/assignee shall have demonstrated to Franchisor’s satisfaction that it meets all of Franchisor’s then-current requirements for new Restaurant operators or for holders of an interest in a franchise or license, including possession of good moral character and reputation, satisfactory credit ratings, acceptable business qualifications, the ability to obtain or acquire the license(s) and permit(s) necessary for the sale of alcoholic beverages, and the ability to fully comply with the terms of this Agreement;

(g)                                  The transferee/assignee shall have either (a)  assumed this Agreement by a written assumption agreement approved by Franchisor, or has agreed to do so at closing, and at closing executes an assumption agreement approved by Franchisor; provided however, that such assumption shall not relieve Franchisee (as transferor/assignor) of any such obligations; or (b) at Franchisor’s option, shall have executed a replacement franchise agreement on the then-current standard form of franchise agreement used by Franchisor in the State in which the Licensed Restaurant is being operated, provided, however, that the term of replacement franchise agreement shall be the remaining term of this Agreement, and, at the Franchisor’s request, the transferor/assignor shall have executed a continuing guaranty in favor of Franchisor of the performance and payment by the transferee/assignee of all obligations and debts to Franchisor and its Affiliates under the replacement franchise agreement;

(h)                                 If this Agreement has been executed pursuant to an Area Development Agreement with Franchisor (whether or not such agreement remains in effect), that this Agreement and all other franchise agreements executed pursuant to such Area Development Agreement shall be concurrently transferred/assigned to the same assignee;

(i)                                     The assignee shall agree to refurbish the Licensed Restaurant as needed (in Franchisor’s discretion) to match the building design, trade dress, color scheme and presentation then used by Franchisor within the 12 month period preceding the assignment for its (or its Affiliates’) Restaurants (such refurbishment may include remodeling, redecoration and modifications to existing improvements);

(j)                                    There shall not be any suit, action, or proceeding pending, or to the knowledge of Franchisee any suit, action, or proceeding threatened, against Franchisee with respect to the Licensed Restaurant;

(k)                                 Upon submission of Franchisee’s request for Franchisor’s consent to any proposed transfer or assignment, Franchisee shall pay to Franchisor a non-refundable administrative/transfer fee equal to 25% of Franchisor’s then-current initial franchise fee plus Franchisor’s out of pocket costs associated with the transfer, including costs of attorneys’ fees associated with the transfer; and

(l)                                     The transferee/assignee, its operating principal, restaurant manager and other employees responsible for the operation of the Licensed Restaurant shall have satisfactorily completed Franchisor’s Initial Training Program and paid all fees related thereto.

13.2.4              Franchisor’s consent to an Assignment shall not constitute a waiver of any claims it may have against the transferring party arising out of this Agreement or otherwise, including (a) any payment or other duty owed by Franchisee to Franchisor under this Agreement before such Assignment; or (b) Franchisee’s duty of indemnification and defense as set forth in Section 17.2 of this Agreement, whether before or after such Assignment, or (c) the obligation to obtain Franchisor’s consent to any subsequent transfer.

13.3                        Entity Franchisee.  If a Franchisee is an Entity, the following provisions will apply:

13.3.1              Franchisee represents and warrants that the information set forth in Exhibit C, which is annexed hereto and by this reference made a part hereof, is accurate and complete in all material respects.  Franchisee shall notify Franchisor in writing within 10 days of any change in the information set forth in Exhibit C, and shall submit to Franchisor a revised Exhibit C, certified by Franchisee as true, correct and complete and upon acceptance thereof by Franchisor shall be annexed to this Agreement as Exhibit C.  Franchisee promptly shall provide such additional information as Franchisor may from time to time request concerning all persons who may have any direct or indirect financial interest in Franchisee.

13.3.2              All of Franchisee’s organizational documents (including articles of partnership, partnership agreements, articles of incorporation, articles of organization, bylaws, shareholders agreements, trust instruments, or their equivalent) will provide that the issuance and transfer of any interest in Franchisee is restricted by the terms of this Agreement, and that sole purpose for which Franchisee is formed (and the sole activity in which Franchisee is or will be engaged) is the development and operation of Restaurants, pursuant to one or more franchise agreements from Franchisor.  Franchisee shall submit to Franchisor, upon the execution of this Agreement and thereafter from time to time upon Franchisor’s request, a resolution of Franchisee (or its governing body) confirming that Franchisee is in compliance with this provision.

13.3.3              All present and future Owners of a 10% or more (directly or indirectly), in the aggregate, of the Equity or voting rights in Franchisee, will execute a written guaranty in a form prescribed by Franchisor, personally, irrevocably and unconditionally guaranteeing, jointly and severally, with all other guarantors, the full payment and performance of Franchisee’s obligations to Franchisor and to Franchisor’s Affiliates.  For purposes of determining whether said 10% threshold is satisfied, holdings of spouses (and family members who live in the same household) and Affiliates shall be aggregated.  Upon each transfer or assignment of an interest in Franchisee, or other change in ownership interests in Franchisee, and at any other time upon Franchisor’s request, said holders shall re-execute a written guaranty in a form prescribed by Franchisor.

13.3.4              Securities, partnership or other ownership interests in Franchisee may not be offered to the public under the Securities Act of 1933, as amended, nor may they be registered under the Securities Exchange Act of 1934, as amended, or any comparable federal, state or foreign law, rule or regulation.  Such interests may be offered by private offering or otherwise only with the prior written consent of Franchisor, which consent shall not be unreasonably withheld.  All materials required for any such private offering by federal or state law shall be submitted to Franchisor for a limited review as discussed below prior to being filed with any governmental agency; and any materials to be used in any exempt offering shall be submitted to Franchisor for such review prior to their use.  No such offering by Franchisee shall imply that Franchisor is participating in an underwriting, issuance or offering of securities of Franchisee or Franchisor, and Franchisor’s review of any offering materials shall be limited solely to the subject of the relationship between Franchisee and Franchisor and its Affiliates.  Franchisor may, at its option, require Franchisee’s offering materials to contain a written statement prescribed by Franchisor concerning the limitations described in the preceding sentence.  Franchisee, its Owners and the other participants in the offering must fully defend and indemnify Franchisor, and its Affiliates, their respective partners and the officers, directors, manager(s) (if a limited liability company), shareholders, members, partners, agents, representatives, independent contractors, servants and employees of each of them, from and against any and all losses, costs and liability in connection with the offering and shall execute any additional documentation required by Franchisor to further evidence this indemnity.  For each proposed offering, Franchisee shall pay, in addition to any transfer fee required under Section 13.2.3(k) of this Agreement, to Franchisor a non-refundable fee of $5,000, or such greater amount as is necessary to reimburse Franchisor for its reasonable costs and expenses associated with reviewing the proposed offering, including legal and accounting fees.  Franchisee shall give Franchisor written notice at least 30 days prior to the date of commencement of any offering or other transaction covered by this Section.

13.4                        Assignment to a Controlled Entity.

13.4.1              If Franchisee is one or more individuals, and in the event that Franchisee proposes to transfer all of its interest in this Agreement and the assets of the Restaurant operated hereunder to an Entity formed by Franchisee solely for the convenience of ownership, Franchisee may (without paying the transfer fee specified in Section 13.2.3(k) of this Agreement), with Franchisor’s written consent, transfer such interest and assets, provided, and on condition that:

(a)                                 Upon Franchisor’s request, Franchisee delivering to Franchisor a true, correct and complete copy of the transferee Entity’s articles of incorporation or articles of organization, bylaws, operating agreement, partnership agreement, and other organizational documents, and Franchisor has accepted the same;

(b)                                 the transferee Entity’s articles of incorporation or articles of organization, bylaws, and operating agreement, as applicable, shall provide that its activities are confined exclusively to operating the Restaurant operated hereunder;

(c)                                  Franchisee directly owns not less than 100% of the Equity and voting rights of the transferee Entity;

(d)                                 such Entity is in good standing in its jurisdiction of organization and each other jurisdiction where the conduct of its business or the operation of its properties requires it to be so qualified;

(e)                                  the person designated by Franchisee as the Operating Principal has exclusive day-to-day operational control of the Licensed Restaurant

(f)                                   such Entity conducts no other business than the operation of Restaurants;

(g)                                  such Entity assumes all of the obligations under this Agreement pursuant to written agreement, the form and substance of which shall be acceptable to Franchisor;

(h)                                 Each individual comprising Franchisee, and all present and future owners of 10% or more (directly or indirectly), in the aggregate, of the Equity or voting rights of Franchisee shall execute a written guaranty, in a form prescribed by Franchisor, personally, irrevocably and unconditional guaranteeing, jointly and severally, with all other guarantors, the full payment and performance of all of the obligations to Franchisor and its Affiliates under this Agreement;

(i)                                     That none of the Owners of the Equity of the transferee Entity is, directly or indirectly, engaged in a Competitive Activity;

(j)                                    At Franchisor’s request, Franchisee shall, and shall cause each of its Affiliates who have executed a franchise agreement and each direct or indirect parent or subsidiary of such Affiliate, to execute and deliver to Franchisor a general release, on a form prescribed by Franchisor of any and all known and unknown claims against Franchisor and its Affiliates and their officers, directors, agents, shareholders and employees; and

(k)                                 Franchisee shall reimburse Franchisor for all direct and indirect costs and expense it may incur in connection with the transfer, including attorney’s fees.

13.4.2              In the event that Franchisee exercises its rights under Section 13.4.1 of this Agreement then Franchisee and such assignee Entity shall affirmatively covenant to continue to satisfy each of the conditions set forth in Section 13.4.1 of this Agreement throughout the term of this Agreement.

ARTICLE 14
DEFAULT AND TERMINATION

14.1                        General.  Franchisor shall have the right to terminate this Agreement only for “cause”.  “Cause” is hereby defined as a default of this Agreement.  Franchisor shall exercise its right to terminate this Agreement upon notice to Franchisee upon the following circumstances and manners.

14.2                        Automatic Termination Without Notice.  Subject to Applicable Laws of the jurisdiction in which the Restaurant operated hereunder is located to the contrary, Franchisee shall be deemed to be in default under this Agreement, and all rights granted herein shall at Franchisor’s election automatically terminate without notice to Franchisee if: (i) Franchisee shall be adjudicated bankrupt or judicially determined to be insolvent (subject to any contrary provisions of any applicable state or federal laws), shall admit to its inability to meet its financial obligations as they become due, or shall make a disposition for the benefit of its creditors; (ii) Franchisee shall allow a judgment against him in the amount of more than $25,000 to remain unsatisfied for a period of more than 30 days (unless a supersedeas or other appeal bond has been filed); (iii) the Licensed Restaurant, the Premises or the Franchisee’s assets are seized, taken over or foreclosed by a government official in the exercise of its duties, or seized, taken over, or foreclosed by a creditor or lienholder provided that a final judgment against the Franchisee remains unsatisfied for 30) days (unless a supersedeas or other appeal bond has been filed); (iv) a levy of execution of attachment has been made upon the license granted by this Agreement or upon any property used in the Licensed Restaurant, and it is not discharged within 5 days of such levy or attachment; (v) Franchisee permits any recordation of a notice of mechanics lien against the Licensed Restaurant or any equipment at the Licensed Restaurant which is not released within 60 days, or if any person commences any action to foreclose on the Licensed Restaurant or said equipment; (vi) Franchisee allows or permits any judgment to be entered against Franchisor or any of its Affiliates, arising out of or relating to the operation of the Licensed Restaurant; (vii) a condemnation or transfer in lieu of condemnation has occurred; (viii) Franchisee or any of its Owners, officers, directors, or key employees is convicted of or pleads guilty or nolo contendere to a felony or any other crime or offense that is reasonably likely, in the sole opinion of Franchisor, to adversely affect the Franchisor’s reputation, System, Marks or the goodwill associated therewith, or Franchisor’s interest therein; provided, however that if the crime or offense is committed by an Owner other than an Operating Principal, then Franchisor may only terminate on account thereof if such Owner fails within 30 days after the conviction or guilty plea, whichever first occurs, to sell its interest in Franchisee to Franchisee’s other Owners; or (ix) Franchisee’s failure to comply with Article 12 or Article 21 of this Agreement.

14.3                        Option to Terminate Without Opportunity to Cure.  Franchisee shall be deemed to be in default and Franchisor may, at its option, terminate this Agreement and all rights granted hereunder, without affording Franchisee any opportunity to cure the default, effective immediately upon receipt of notice by Franchisor upon the occurrence of any of the following events:

14.3.1              Abandonment.  If Franchisee shall abandon the Licensed Restaurant.  For purposes of this Agreement, “abandon” shall refer to (i) Franchisee’s failure, at any time during the term of this Agreement, to keep the Premises or Licensed Restaurant open and operating for business for a period of 3 consecutive days, except as provided in the Manuals, (ii) Franchisee’s failure to keep the Premises or Licensed Restaurant open and operating for any period after which it is not unreasonable under the facts and circumstances for Franchisor to conclude that Franchisee does not intend to continue to operate the Licensed Restaurant, unless such failure to operate is due to Force Majeure (subject to Franchisee’s continuing compliance with this Agreement), (iii) failure to actively and continuously maintain and answer the telephone listed by Franchisee for the Licensed Restaurant solely with the “ZOËS KITCHEN” name (as the same may be modified in accordance with this Agreement); (iv) the withdrawal of permission from the applicable lessor that results in Franchisee’s inability to continue operation of the Licensed Restaurant; or (v) closing of the Licensed Restaurant required by Applicable Law if such closing was not the result of a violation of this Agreement by Franchisor.

14.3.2              Assignment, Death or Incapacity.  If Franchisee shall purport to make any Assignment without the prior written consent of Franchisor; provided, however, that if the Licensed Restaurant continues to be operated in conformity with this Agreement (i) upon prompt written request and upon the death or legal incapacity of a Franchisee who is an individual, Franchisor shall allow up to 9 months after such death or legal incapacity for the heirs, personal representatives, or conservators (the “Heirs”) of Franchisee either to enter into a new Franchise Agreement upon Franchisor’s then current form (except that no initial franchise fee or transfer fee shall be charged), if Franchisor is subjectively satisfied that the Heirs meet Franchisor’s standards and qualifications, or if not so satisfied to allow the Heirs to sell the Licensed Restaurant to a person approved by Franchisor, or (ii) upon prompt written request and upon the death or legal incapacity of an Owner owning 20% or more of the Equity or voting power of a corporate or limited liability company Franchisee, or a general or limited partner owning 20% or more of any of the Partnership Rights of a Franchisee which is a Partnership, Franchisor shall allow a period of up to 9 months after such death or legal incapacity for the Heirs to seek and obtain Franchisor’s consent to the transfer or Assignment of such stock, membership interests or Partnership Rights to the Heirs or to another person acceptable by Franchisor.  If, within said 9 month period, the Heirs fail either to enter into a new franchise agreement or to sell the Licensed Restaurant to a person approved by Franchisor pursuant to this Agreement, or fail either to receive Franchisor’s consent to the Assignment of such Equity to the Heirs or to another person acceptable by Franchisor, as provided in this Agreement, this Agreement shall thereupon automatically terminate;

14.3.3              Repeated Defaults.  If Franchisee shall default in any obligation as to which Franchisee has previously received 2 or more written notices of default from Franchisor setting forth the default complained of within the preceding 12 months, such repeated course of conduct shall itself be grounds for termination of this Agreement without further notice or opportunity to cure;

14.3.4              Violation of Law.  If Franchisee fails, for a period of 10 days after having received notification of noncompliance from Franchisor or any governmental or quasi-governmental agency or authority, to comply with any federal, state or local law or regulation applicable to the operation of the Licensed Restaurant;

14.3.5              Sale of Unauthorized Products.  if Franchisee sells unauthorized products to the public after notice of default and thereafter sells such products, whether or not Franchisee has cured the default after one or more notices;

14.3.6              Under Reporting.  If an audit or investigation conducted by Franchisor hereof discloses that Franchisee has knowingly maintained false books or records, or submitted false reports to Franchisor, or knowingly understated its Gross Sales or withheld the reporting of same as herein provided, and, without limiting the foregoing, if, on 3 or more occasions in any single 36 month period, any audits or other investigations reveals an under-reporting or under-recording error of 2% or more, or on any single occasion any audit or other investigation reveals an under-reporting or under-recording of 5% or more;

14.3.7              Intellectual Property Misuse.  If Franchisee materially misuses or makes any unauthorized use of the Marks or otherwise materially impairs the goodwill associated therewith or Franchisor’s rights therein, or takes any action which reflects materially and unfavorably upon the operation and reputation of the Licensed Restaurant, the System, or the “ZOËS KITCHEN” brand generally.  Franchisee’s unauthorized use, disclosure, or duplication of the “Trade Secrets”, excluding independent acts of employees or others if Franchisee shall have exercised its best efforts to prevent such disclosures or use;

14.3.8              Misrepresentation.  If Franchisee makes any material misrepresentations relating to the acquisition of this Agreement;

14.3.9              Health or Safety Violations.  Franchisee’s conduct of the Licensed Restaurant is so contrary to this Agreement, the System and the Manuals as to constitute an imminent danger to the public health (for example, selling spoiled food knowing that the food products are spoiled or allowing a dangerous condition arising from a failure to strictly comply with any health code or ordinance or other Applicable Law to continue despite Franchisee’s knowledge of such condition), or selling expired or other unauthorized products to the public after notice of default and continuing to sell such products whether or not Franchisee has cured the default after one or more notices; and

14.3.10       Failure to Complete Training.  If Franchisee, the initial Operating Principal or the initial Restaurant Manager fails to complete all phases of the Initial Training Program to Franchisor’s satisfaction prior to the opening of the Licensed Restaurant.

14.4                        Termination With Notice and Opportunity To Cure.  Except for any default by Franchisee under Sections 14.2 or 14.3 of this Agreement, and as otherwise expressly provided elsewhere in this Agreement, Franchisee shall have 10 days (5 days in the case of any default in the timely payment of sums due to Franchisor or its Affiliates) after Franchisor’s written notice of default within which to remedy any default under this Agreement, and to provide evidence of such remedy to Franchisor.  If any such default is not cured within that time period, or such longer time period as Applicable Law may require or as Franchisor may specify in the notice of default, this Agreement and all rights granted by it shall thereupon automatically terminate without further notice or opportunity to cure.

14.5                        Reimbursement of Franchisor Costs.  In the event of a default by Franchisee, all of Franchisor’s costs and expenses arising from such default, including reasonable legal fees and reasonable hourly charges of Franchisor’s administrative employees shall be paid to Franchisor by Franchisee within 5 days after cure or upon demand by Franchisor if such default is not cured.

14.6                        Cross-Default.  Except for a default or termination of any Area Development Agreement consisting solely of Franchisee’s failure to meet the development schedule thereunder, any default by Franchisee under the terms and conditions of this Agreement, any Lease, or any other agreement between Franchisor (or its Affiliate), and Franchisee (or any Affiliate of Franchisee), or any default by Franchisee (or any Affiliate of Franchisee) of its obligations to any Co-Op Advertising Region of which it is a member, shall be deemed to be a default of each and every said agreement.  Furthermore, in the event of termination, for any cause, of this Agreement or any other agreement between the parties hereto, Franchisor may, at its option, terminate any or all said agreements.

14.7                        Notice Required By Law.  Notwithstanding anything to the contrary contained in this Article, in the event any valid, Applicable Law of a competent Governmental Authority having jurisdiction over this Agreement and the parties hereto shall limit Franchisor’s rights of termination hereunder or shall require longer notice periods than those set forth above, this Agreement shall be deemed amended to conform to the minimum notice periods or restrictions upon termination required by such laws and regulations.  Franchisor shall not, however, be precluded from contesting the validity, enforceability or application of such laws or regulations in any action, arbitration, hearing or dispute relating to this Agreement or the termination thereof.

14.8                        Termination by Franchisee.  Franchisee may terminate this Agreement due to a material default by Franchisor of its obligations hereunder, which default is not cured by Franchisor within 60 days after Franchisor’s receipt of prompt written notice by Franchisee to Franchisor detailing the alleged default with specificity; provided, that if the default is such that it cannot be reasonably cured within such 60 day period, Franchisor shall not be deemed in default for so long as it commences to cure such default within 60 days and diligently continues to prosecute such cure to completion.  This is a material term of this Agreement and an arbitrator shall not, and shall not have the power or authority to, waive, modify or change this requirement in any arbitration proceeding or otherwise.  If Franchisee terminates this Agreement pursuant to this Section, Franchisee shall comply with all of the terms and conditions of Article 15 of this Agreement.

ARTICLE 15
RIGHTS AND OBLIGATIONS UPON TERMINATION

15.1                        General.  Upon the expiration or termination of Franchisee’s rights granted under this Agreement:

15.1.1              Franchisee shall immediately cease to use all Trade Secrets, the Marks, and any confusingly similar trademark, service mark, trade name, logotype, or other commercial symbol or insignia.  Franchisee shall immediately return the Manual, all training materials, CD ROMs, DVDs, records, customer lists, files, advertising and promotional materials and all other written materials incorporating Trade Secrets and all copies of the whole or any part thereof to Franchisor.  Franchisee shall at its own cost make cosmetic changes to the Licensed Restaurant so that it no longer contains or resembles Franchisor’s proprietary designs, including: Franchisee shall remove all materials that would identify the Premises and Location as a restaurant operated under the Marks and System, and remove distinctive cosmetic features and finishes, soffits, interior wall coverings and colors, exterior finishes and colors and signage from the Premises and Location as Franchisor may reasonably direct and shall, at Franchisor’s request, grant Franchisor access to the Premises to make cosmetic changes to the Licensed Restaurant so that it no longer resembles a Restaurant.

15.1.2              If Franchisor so elects, at its sole option, upon any termination or expiration of this Agreement, Franchisee will sell to Franchisor such equipment and furnishings as Franchisor may designate that are associated with the Licensed Restaurant at its net book value, using a 5-year straight line amortization period.  Franchisor shall have no other payment obligations to Franchisee, and Franchisee specifically waives any and all claims to be paid for other equipment, furnishings, fixtures, products, supplies or the goodwill associated with the terminated Licensed Restaurant (which goodwill Franchisee acknowledges is owned exclusively by Franchisor).  Franchisor may offset against any obligations it may have pursuant to this Section any amounts owed by Franchisee to Franchisor.

15.1.3              Franchisor may retain all fees paid pursuant to this Agreement, and Franchisee shall immediately pay any and all amounts owing to Franchisor, its Affiliates, and/or suppliers.

15.1.4              Any and all obligations of Franchisor to Franchisee under this Agreement shall immediately cease and terminate.

15.1.5              Any and all rights of Franchisee under this Agreement shall immediately cease and terminate, and Franchisee shall immediately cease and thereafter refrain from representing itself as then or formerly a Franchisee or other Affiliate of Franchisor.

15.1.6              Franchisee shall transfer and assign to Franchisor or its designee all telephone numbers, white and yellow page listings, on-line telephone listings and all other associated listings for the Licensed Restaurant, and Franchisee shall notify the telephone company and all listing agencies of the termination or expiration of Franchisee’s right to use any telephone number and any classified or other telephone directory listings associated with the Licensed Restaurant, and authorize and instruct their transfer to Franchisor.  Franchisee shall deliver all goods and materials containing the Marks to Franchisor and Franchisor shall have the sole and exclusive use of any items containing the Marks.  Franchisee is not entitled to any compensation from Franchisor if Franchisor exercises this option.

15.1.7              If Franchisor shall have authorized Franchisee to use the Marks, or any of them in connection with the Internet, any website, or e-mail address, Franchisee shall cancel or assign to Franchisor or its designate, as Franchisor determines, all of Franchisee’s right, title and interest in any Internet websites or web pages, e-mail addresses, domain name listings and registrations which contain the Marks, or any of them, in whole or in part, and Franchisee shall notify Verisign (Network Solutions), register.com, or other applicable domain name registrar and all listing agencies, upon the termination or expiration hereof, of the termination of Franchisee’s right to use any domain name, web page and other Internet devise associated with Franchisor or the Licensed Restaurant, and authorize and instruct their cancellation or transfer to Franchisor, as directed by Franchisor.  Franchisee is not entitled to any compensation from Franchisor if Franchisor exercises its said rights or options.  For the avoidance of doubt, nothing in this Section shall be deemed to permit Franchisee to use the Marks, or any of them in connection with the Internet, except with the prior consent of Franchisor as provided in this Agreement.

15.2                        Survival of Obligations.  Termination or expiration shall be without prejudice to any other rights or remedies that Franchisor or Franchisee, as the case may be, shall have in law or in equity, including the right to recover benefit of the bargain damages.  In no event shall a termination or expiration of this Agreement affect Franchisee’s obligations to take or abstain from taking any action in accordance with this Agreement.  The provisions of this Agreement which by their nature or expressly constitute post-termination (or post-expiration) covenants and agreements including the obligation of Franchisor and Franchisee to arbitrate any and all disputes shall survive the termination or expiration of this Agreement.

15.3                        No Ownership of Marks.  Franchisee acknowledges and agrees that rights in and to Franchisor’s Marks and the use thereof shall be and remain the property of Franchisor.

15.4                        Government Filings.  In the event Franchisee has registered any of Franchisor’s Marks or the name “ZOËS KITCHEN” as part of Franchisee’s assumed, fictitious or corporate name, Franchisee shall promptly amend such registration to delete Franchisor’s Marks and any confusingly similar marks or names therefrom.

ARTICLE 16
INSURANCE

16.1                        Insurance.  Franchisee shall obtain and maintain (at all times during the Term)  insurance coverage in the types and amounts of coverage and deductibles specified in the Manuals which shall in each instance designate Franchisor and its designated Affiliates as additional named insureds, with an insurance company approved by Franchisor, which approval shall not be unreasonably withheld.

16.2                        Use of Proceeds.  In the event of damage to the Licensed Restaurant covered by insurance, the proceeds of any such insurance shall be used to restore the Licensed Restaurant to its original condition as soon as possible, unless such restoration is prohibited by the Location Lease or Franchisor has otherwise consented to in writing.  Upon the obtaining of such insurance, Franchisee shall promptly provide to Franchisor proof of such insurance coverage.

16.3                        Proof of Insurance.  Franchisee shall, prior to opening the Licensed Restaurant, (and from time to time, within 10 days after a request therefor from Franchisor, and annually thereafter provide evidence of the renewal or extension of each insurance policy) file with Franchisor, certificates of such insurance and shall promptly pay all premiums on the policies as they become due.  In addition, the policies shall contain a provision requiring 30 days prior written notice to Franchisor of any proposed cancellation, modification, or termination of insurance.  If Franchisee fails to obtain and maintain the required insurance, Franchisor may, at its option, in addition to any other rights it may have, procure such insurance for Franchisee without notice and Franchisee shall pay, upon demand, the premiums and Franchisor’s costs in taking such action.

ARTICLE 17
RELATIONSHIP OF PARTIES, DISCLOSURE

17.1                        Relationship of Franchisee to Franchisor.  It is expressly agreed that the parties intend by this Agreement to establish between Franchisor and Franchisee the relationship of franchisor and franchisee.  It is further agreed that Franchisee has no authority to create or assume in Franchisor’s name or on behalf of Franchisor, any obligation, express or implied, or to act or purport to act as agent or representative on behalf of Franchisor for any purpose whatsoever.  Neither Franchisor nor Franchisee is the employer, employee, agent, partner or co-venturer of or with the other, each being independent.  Franchisee agrees that it shall not under any circumstances hold itself out as the agent, representative, employee, partner or co-venturer of Franchisor.  All employees hired by or working for Franchisee shall be the employees of Franchisee and shall not, for any purpose, be deemed employees of Franchisor or subject to Franchisor control.  Each of the parties shall file its own tax, regulatory and payroll reports with respect to its respective employees and operations, saving and indemnifying the other party hereto of and from any liability of any nature whatsoever by virtue thereof.  Neither shall have the power to bind or obligate the other except specifically as set forth in this Agreement.  Franchisor and Franchisee agree that the relationship created by this Agreement is one of independent contractor and not a fiduciary relationship.

17.2                        Indemnity.

17.2.1              Franchisee shall protect, defend and indemnify Franchisor, and all of its past, present and future Owners, Affiliates, officers, directors, employees, attorneys and designees, and each of them, and hold them harmless from and against any and all costs and expenses, including attorneys’ fees, court costs, losses, liabilities, damages, claims and demands of every kind or nature on account of any actual or alleged loss, injury or damage to any person or Entity or to any property arising out of or in connection with Franchisee’s development, construction (including any latent or patent defects), maintenance or operation of the Premises and the Licensed Restaurant.

17.2.2              Franchisor shall give Franchisee prompt written notice of any claim for which Franchisor demands indemnity (provided that such obligation shall not constitute a condition to Franchisee’s indemnification obligation unless Franchisee has been materially harmed by such delay).  Franchisor shall retain the full right and power to direct, manage, control and settle the litigation of any claim.  Franchisor shall submit all indemnifiable claims to its insurers in a timely manner.  Any payments made by an indemnified party shall be net of benefits received by any indemnified party on account of insurance in respect of such claims.

ARTICLE 18
PURCHASE OPTION

18.1                        Option to Purchase Licensed Restaurant.

18.1.1              Franchisor or its designated Affiliate shall have the right and option (the “Purchase Option”) exercisable at any time following the Trigger Date upon written notice to Franchisee (the “Option Notice”) to purchase for the Purchase Price all of the Assets, free and clear of all liens, encumbrances and liabilities.  If Franchisor receives a written request for its consent to an Assignment, then Franchisor must exercise the Purchase Option, if at all, within 20 days following receipt of Franchisee’s request for consent to the Assignment.  The Purchase Option shall be automatically reinstated following:  (a) the Assignment; (b) Franchisor’s refusal to consent to the proposed Assignment; (c) 60 days after the ROFR Period if Franchisor does not exercise the ROFR and the Assignment has not been concluded; or (d) if there has been any material change in the terms of the proposed offer which results in the reinstatement of the ROFR.

18.1.2              At Franchisor’s request, the terms and conditions of the Purchase Option may be recorded in the real property records under Applicable Law, and Franchisee shall execute all documents as may be necessary and appropriate to do so.  Franchisor’s rights under this ARTICLE 18 shall be in addition to, and not in lieu of, Franchisor’s ROFR and such rights may be exercised separately, concurrently or in the alternative.

18.1.3              Franchisor shall exercise only the purchase option contained in the Area Development Agreement and not the Purchase Option in this Agreement if and for so long as the Area Development Agreement remains in full force and effect.

18.2                        Purchase Price; Sales and Transfer Taxes.

18.2.1              Subject to the conditions in this Section, Franchisee may select one of two methodologies to determine the purchase price for the Assets (the “Purchase Price”): (i) the Fair Market Value of the Assets; or (ii) 5.0 times Restaurant Level EBITDA during the 12 full calendar months immediately preceding Franchisee’s receipt of the Option Notice.  Franchisee will make its selection within 14 days after receipt of the Option Notice, by notifying Franchisor in writing of its choice of methodology.  If Franchisee fails to make a timely selection of methodology, then the methodology used to determine the Purchase Price will be determined by Franchisor.

(a)                                 Restaurant Level EBITDA shall be determined by using Franchisee’s financial statements, provided Franchisee has kept and maintained financial statements in compliance with the provisions of this Agreement and the Manuals.  The chief financial officer or chief executive officer of Franchisee (or Franchisee, if an individual) shall certify that such financial statements are true, correct, and complete, subject to any adjustment in the event of any audit or other investigation of such financial statements and/or the books and records by Franchisor.  If an audit or other investigation reveals any inaccuracy, then, in addition to all other rights and remedies, Franchisor shall have the right to revise the Purchase Price, and if the inaccuracy overstates Restaurant Level EBITDA during the applicable 12-month period by 2% or more, then Franchisee shall reimburse Franchisor for the expenses of the audit/investigation.

(b)                                 “Fair Market Value” shall be determined as follows:

(i)                                     Franchisee and Franchisor shall attempt to select a mutually acceptable appraiser within 30 days following the date of the Option Notice, in which case Fair Market Value shall be determined by such appraiser.

(ii)                                  If Franchisee and Franchisor fail to so agree on an appraiser, then within 45 days following the date of the Option Notice, Franchisor shall select one appraiser, and Franchisee shall select one appraiser.  If either Franchisee or Franchisor fails to timely appoint an appraiser, then the appraiser appointed by the other party shall be the sole appraiser for the purposes of determining Fair Market Value.  Each party shall promptly advise the other party in writing of the identity of its appointed appraiser.  Fair Market Value shall be: (a) if one appraiser is appointed, the value established by that appraiser; or (b) if 2 appraisers are appointed, the arithmetic average of the values determined by the appraisers; provided, that if the higher value is more than 125% of the lower value, then the 2 appraisers will jointly select a third appraiser, and the Fair Market Value shall then be the arithmetic average of (1) the value determined by the 3rd appraiser and (2) the value determined by the one of the first 2 appraisers that is nearest in value to the value determined by the 3rd appraiser.  If the first 2 appraisers are unable to agree upon a 3rd appraiser within 20 days of their completion of appraisals,  then either Franchisee or Franchisor may demand the appointment of an appraiser by the then-director of the regional office of the American Arbitration Association located nearest to Franchisor’s headquarters, in which event the appraiser appointed thereby shall be the third appraiser.

(iii)                               Each of the appraisers shall conduct an appraisal within 30 days after being appointed, and shall submit their appraisals in writing to Franchisee and to Franchisor within such period.

(iv)                              Fair Market Value shall be determined solely by reference to the Licensed Restaurant, and the appraiser shall be instructed in writing by each party not to, and the appraiser shall not, consider or attribute any value to (a) any goodwill or other value attributable to the System or the Marks other than the right to utilize the System and Marks in the operation of the Licensed Restaurant in accordance with, and for no more than the remaining term of, this Agreement or (b) any rights or efficiencies Franchisee may enjoy because Franchisee (or any affiliated or related party) operates or has the right to operate more than one Restaurant.  An appraiser may use a bona fide third-party offer to purchase the Assets in its determination of Fair Market Value if and only if such third-party offer was delivered by Franchisee to Franchisor prior to the exercise of the Purchase Option.

(v)                                 Any appraiser, to be qualified to conduct an appraisal hereunder, shall be an independent appraiser (i.e., not affiliated with Franchisor or Franchisee), an M.A.I. appraiser or its equivalent or an investment bank, and shall have experience in valuing franchised or licensed fast -casual restaurants.  If any appraiser initially appointed under this Agreement shall, for any reason, be unable to serve, a successor appraiser shall be promptly appointed in accordance with the procedures pursuant to which the predecessor appraiser was appointed.

(vi)                              The costs of all appointed appraisers shall be borne by the Franchisor if the parties have been able to mutually agree to the selection of a single appraiser.  If, however, the parties cannot agree, and two or three appraisers are appointed then the costs of all appointed appraisers shall be borne by the Franchisee.

(c)                                  Franchisor may exclude and elect not to purchase cash (or its equivalent), any notes or accounts payable to Franchisee by any person or party except by an arms-length transaction with a person not related to or affiliated with Franchisee, and any Assets that are not necessary or appropriate (in function or quality) to the Licensed Restaurant’s operation or do not meet Franchisor’s standards, and, if applicable, the Fair Market Value shall reflect such exclusions.

(d)                                 Franchisor and each appointed appraiser shall be given full access during normal business hours to all information required and relevant to determine Restaurant Level EBITDA and/or Fair Market Value.

(e)                                  If the Assets include a fee simple interest in real property, then all revenue derived from such real property shall be excluded from Restaurant Level EBITDA and the value of such real property shall be the Fair Market Value of the real property.

18.2.2              The Purchase Price shall be adjusted by setting off and reducing the Purchase Price by any amount then owing by Franchisee to Franchisor or its Affiliates or to any appraiser, and any amounts that Franchisor pays in its sole discretion to cure Franchisee’s defaults with third parties.

18.2.3              All sales and transfer taxes are the responsibility of Franchisee and shall be paid when due.

18.3                        Terms of Purchase and Sale.

18.3.1              Franchisee shall make written representations and warranties to Franchisor or its designated purchaser of the Assets customary for transactions of the type, including (1) its power, authority and legal capacity to sell, transfer and assign the Assets, (2) valid right, title and interest in the Assets, (3) the absence of all liens, encumbrances and liabilities on the Assets, and (4) the absence of any violation, in any material respect, or default under, or acceleration of any material agreement or instrument pursuant to which the Assets are encumbered or bound as the result of such sale.  Franchisee and its Owners shall sign covenants obligating them to comply with the obligations under this Agreement that survive the termination or expiration of the Agreement (including Sections 12.1, 12.2, and 12.4)) and general releases, on a form prescribed by Franchisor of any and all known and unknown claims against Franchisor and its Affiliates and their Owners, officers, directors, agents, and employees.

18.3.2              Pending the closing of any Purchase Option transaction: (i) Franchisee shall operate the Licensed Restaurant in accordance with this Agreement; and (ii) Franchisor will have the right to (a) appoint a manager to maintain and/or supervise the Licensed Restaurant, and (b) communicate with Franchisee’s employees regarding employment opportunities following the closing (though Franchisor shall not be obligated to hire such employees).  Franchisee will indemnify and hold Franchisor harmless against all obligations incurred in connection with the Licensed Restaurant prior to the closing of Purchase Option transaction.

18.3.3              The closing of any transaction shall take place as soon as is reasonably possible, and both parties agree to act diligently and to cooperate with one another to complete closing as soon as possible, subject to the satisfaction of customary conditions to closing in favor of Franchisor, which may be waived by Franchisor.  Closing shall occur within 180 days from Franchisor’s exercise of its Purchase Option.  If closing occurs before the end of the term of this Agreement, the parties shall be deemed to have mutually agreed to terminate this Agreement.

18.4                        Revocation of Option Notice.  Franchisor shall have the right to revoke its Option Notice at any time.  Thereafter, the Purchase Option shall be immediately reinstated.

ARTICLE 19
MEDIATION

19.1                        Mediation.  Except to the extent precluded by Applicable law, the parties hereby pledge and agree that prior to filing any lawsuit (other than suits described in Section 12.2.3 or to seek provisional remedies, including injunctions), they shall first attempt to resolve any dispute between the parties pursuant to mediation conducted in accordance with the Commercial Mediation Rules of the AAA unless the parties agree on alternative rules and a mediator within 15 days after either party first gives notice of mediation.  Such mediation shall be conducted in Plano, Texas and shall be conducted and completed within 45 days following the date either party first gives notice of mediation.  If the parties fail to complete the mediation within such 45 day period, either party may initiate litigation.  The fees and expenses of the mediator shall be shared equally by the parties.  The mediator shall be disqualified as a witness, expert or counsel for any party with respect to any suit and any related matter.  Mediation is a compromise negotiation and shall constitute privileged communications Texas and other Applicable Laws.  The entire mediation process shall be confidential and the conduct, statements, promises, offers, views and opinions of the mediator and the parties shall not be discoverable or admissible in any legal proceeding for any purpose; provided, however, that evidence which is otherwise discoverable or admissible shall not be excluded from discovery or admission as a result of its use in the mediation.

ARTICLE 20
MISCELLANEOUS PROVISIONS

20.1                        Notices.  Except as otherwise expressly provided herein, all written notices and reports permitted or required to be delivered by the parties pursuant hereto shall be deemed so delivered at the time delivered by hand, one business day after transmission by facsimile or other electronic system expressly approved in the Manuals as appropriate for delivery of notices hereunder (with confirmation copy sent by regular U.S. mail), or 3 business days after placement in the United States Mail by Registered or Certified Mail, Return Receipt Requested, postage prepaid and addressed as follows:

If to Franchisor:                                                        Soho Franchising, , LLC

5700 Granite Parkway Suite 455

Plano, Texas 75024

Attn:  Chief Executive Officer and Chief Financial Officer

Facsimile No.: (      )

With copy (which shall not constitute notice) to:

Kenneth R. Costello, Esq.

Bryan Cave LLP

120 Broadway, Suite 300

Santa Monica, California 90401

Facsimile No.: (310) 576-2200

If to Franchisee:

Attn:

Facsimile No.: (      )     -

Any party may change his or its address by giving 10 days prior written notice of such change to all other parties.

20.2                        Franchisor’s Right To Cure Defaults.  In addition to all other remedies herein granted if Franchisee shall default in the performance of any of its obligations or breach any term or condition of this Agreement or any related agreement, Franchisor may, at its election, immediately or at any time thereafter, without waiving any claim for default or breach hereunder and without notice to Franchisee, cure such default or breach for the account and on behalf of Franchisee, and the cost to Franchisor thereof shall be due and payable on demand and shall be deemed to be additional compensation due to Franchisor hereunder and shall be added to the amount of compensation next accruing hereunder, at the election of Franchisor.

20.3                        Waiver and Delay.  No waiver by Franchisor of any default or series of defaults in performance by Franchisee, and no failure, refusal or neglect of Franchisor to exercise any right, power or option given to it hereunder or under any other franchise or license agreement between Franchisor and Franchisee, whether entered into before, after or contemporaneously with the execution hereof (and whether or not related to the Licensed Restaurant) or to insist upon strict compliance with or performance of Franchisee’s obligations under this Agreement, any other franchise or license agreement between Franchisor and Franchisee, whether entered into before, after or contemporaneously with the execution hereof (and whether or not related to the Licensed Restaurant) or the Manuals, shall constitute a waiver of the provisions of this Agreement or the Manuals with respect to any subsequent default thereof or a waiver by Franchisor of its right at any time thereafter to require exact and strict compliance with the provisions thereof.  Franchisor will consider written requests by Franchisee for Franchisor’s consent to a waiver of any obligation imposed by this Agreement.  Franchisee agrees, however, that Franchisor is not required to act uniformly with respect to waivers, requests and consents as each request will be considered on a case by case basis, and nothing shall be construed to require Franchisor to grant any such request.  Any waiver granted by Franchisor shall be without prejudice to any other rights Franchisor may have, will be subject to continuing review by Franchisor, and may be revoked, in Franchisor’s discretion, at any time and for any reason, effective upon 10 days prior written notice to Franchisee.  Franchisor makes no warranties or guarantees upon which Franchisee may rely, and assumes no liability or obligation to Franchisee by providing any waiver, approval, acceptance, consent, assistance, or suggestion to Franchisee in connection with this Agreement, or by reason of any neglect, delay, or denial of any request.

20.4                        Survival of Covenants.  The covenants contained in this Agreement which, by their nature or terms, require performance by the parties after the expiration or termination of this Agreement, shall be enforceable notwithstanding said expiration or other termination of this Agreement for any reason whatsoever.

20.5                        Successors and Assigns; Benefit.  This Agreement shall be binding upon and inure to the benefit of the successors and assigns of Franchisor and Franchisee and its or their respective heirs, executors, administrators, successors and assigns, subject to the restrictions on Assignment contained herein.  This Agreement is for the benefit of the parties only, and is not intended to and shall not confer any rights or benefits upon any person who is not a party hereto.

20.6                        Joint and Several Liability.  If Franchisee consists of more than one person or Entity, or a combination thereof, the obligations and liabilities of each such person or entity to Franchisor are joint and several, and such person(s) and/or Entities shall be deemed to be a general partnership.

20.7                        Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any conflict of laws principles, except that (a) the provisions in Sections 12.1 through and including 12.5 of this Agreement, which shall be governed by the laws of the state in which the Restaurant operated hereunder is located, and (b) and state law relating to (1) the offer and sale of franchises (2) franchise relationships, or (3) business opportunities, will not apply unless the applicable jurisdictional requirements are met independently without reference to this paragraph.

20.8                        Entire Agreement.  This Agreement and the Manuals contain all of the terms and conditions agreed upon by the parties hereto with reference to the subject matter hereof.  No other agreements oral or otherwise shall be deemed to exist or to bind any of the parties hereto and all prior agreements, understandings and representations are merged herein and superseded hereby.  Franchisee represents that there are no contemporaneous agreements or understandings relating to the subject matter hereof between the parties that are not contained herein.  No officer or employee or agent of Franchisor has any authority to make any representation or promise not contained in this Agreement or in any Franchise Disclosure Document for prospective franchisees required by Applicable Law, and Franchisee agrees that it has executed this Agreement without reliance upon any such representation or promise.  This Agreement cannot be modified or changed except by written instrument signed by all of the parties hereto.

20.9                        Titles For Convenience.  Article and Section titles used in this Agreement are for convenience only and shall not be deemed to affect the meaning or construction of any of the terms, provisions, covenants, or conditions of this Agreement.

20.10                 Gender And Construction.  The terms of all Exhibits hereto are hereby incorporated into and made a part of this Agreement as if the same had been set forth in full herein.  All terms used in any one number or gender shall extend to mean and include any other number and gender as the facts, context, or sense of this Agreement or any article or Section hereof may require.  As used in this Agreement, the words “include,” “includes” or “including” are used in a non-exclusive sense.  Unless otherwise expressly provided herein to the contrary, any consent, acceptance, approval or authorization of Franchisor which Franchisee may be required to obtain hereunder may be given or withheld by Franchisor in its sole discretion, and on any occasion where Franchisor is required or permitted hereunder to make any judgment, determination or use its discretion, including any decision as to whether any condition or circumstance meets Franchisor’s standards or satisfaction, Franchisor may do so in its sole subjective judgment and discretion.  No provision herein expressly identifying any particular breach of this Agreement as material shall be construed to imply that any other breach which is not so identified is not material.  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against the drafter hereof, whether under any rule of construction or otherwise.  On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.  Franchisor and Franchisee intend that if any provision of this Agreement is susceptible to two or more constructions, one of which would render the provision enforceable and the other or others of which would render the provision unenforceable, then the provision shall be given the meaning that renders it enforceable.

20.11                 Severability.  Nothing contained in this Agreement shall be construed as requiring the commission of any act contrary to law.  Whenever there is any conflict between any provisions of this Agreement or the Manuals and any present or future statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, the latter shall prevail, but in such event the provisions of this Agreement or the Manuals thus affected shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law.  If any part, article, section, sentence or clause of this Agreement or the Manuals shall be held to be indefinite, invalid or otherwise unenforceable, the indefinite, invalid or unenforceable provision shall be deemed deleted, and the remaining part of this Agreement shall continue in full force and effect.

20.12                 Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

20.13                 Fees and Expenses.  If any party to this Agreement shall bring any arbitration, action or proceeding for any relief against the other, declaratory or otherwise, arising out of this Agreement, the losing party shall pay to the prevailing party a reasonable sum for attorney fees and costs incurred in bringing or defending such arbitration, action or proceeding and/or enforcing any judgment granted therein, all of which shall be deemed to have accrued upon the commencement of such arbitration, action or proceeding and shall be paid whether or not such action or proceeding is prosecuted to final judgment.  Any judgment or order entered in such action or proceeding shall contain a specific provision providing for the recovery of attorney fees and costs, separate from the judgment, incurred in enforcing such judgment.  The prevailing party shall be determined by the trier of fact based upon an assessment of which party’s major arguments or positions taken in the proceedings could fairly be said to have prevailed over the other party’s major arguments or positions on major disputed issues.  For the purposes of this Section, attorney fees shall include fees incurred in the following:  (1) post-judgment motions; (2) contempt proceedings; (3) garnishment, levy, and debtor and third party examinations; (4) discovery; and (5) bankruptcy litigation.  This Section is intended to be expressly severable from the other provisions of this Agreement, is intended to survive any judgment and is not to be deemed merged into the judgment.

20.14                 Waiver of Jury Trial; Venue.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES:  (1) HEREBY WAIVE THEIR RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY DISPUTE ARISING UNDER THIS AGREEMENT, AND (2) THEY AGREE THAT PLANO, TEXAS SHALL BE THE VENUE FOR ANY LITIGATION ARISING UNDER THIS AGREEMENT.  THE PARTIES ACKNOWLEDGE THAT THEY HAVE REVIEWED THIS SECTION AND HAVE HAD THE OPPORTUNITY TO SEEK INDEPENDENT LEGAL ADVICE AS TO ITS MEANING AND EFFECT.

FRANCHISEE	FRANCHISOR
INITIALS	INITIALS

ARTICLE 21
FINANCIAL COVENANT

21.1                        Debt to Capital Employed.  Unless Franchisor otherwise agrees in writing, at no time during the Term shall Franchisee’s ratio of debt to capital employed be greater that 50%; and Franchisee shall promptly notify Franchisor if at any time such ratio is greater than 50%.

ARTICLE 22
SUBMISSION OF AGREEMENT

22.1                        General.  The submission of this Agreement does not constitute an offer and this Agreement shall become effective only upon the execution thereof by Franchisor and Franchisee.  This Agreement shall not be binding on Franchisor unless and until it shall have been accepted and signed on its behalf by an authorized officer of Franchisor.

[Signature Page Follows]

ARTICLE 23
ACKNOWLEDGMENT

23.1                        General.  Franchisee, and its Owners, jointly and severally acknowledge that they have carefully read this Agreement and all other related documents to be executed concurrently or in conjunction with the execution hereof, that they have obtained the advice of counsel in connection with entering into this Agreement, that they understand the nature of this Agreement, and that they intend to comply herewith and be bound hereby.  Except as set forth in the Franchise Disclosure Document, if any such representation was made, Franchisor expressly disclaims making, and Franchisee acknowledges that it or they have not received or relied on any warranty or guarantee, express or implied, as to the potential volume, profits, expenses, or success of the business venture contemplated by this Agreement.

IN WITNESS WHEREOF, the parties hereof have executed this Agreement as of the date of execution by

“Franchisor”

SOHO FRANCHISING, LLC

Date of Execution	Name:
Its:

“Franchisee”

,
Date of Execution	☐ an individual;
☐ a general partnership;
☐ a limited partnership;
☐ a limited liability company;
☐ a corporation

Name:
	Its:	, and individually

EXHIBIT A

Territory

The Territory shall be as follows:

☐                                    A radius of 1 mile (urban) surrounding the Location of the Licensed Restaurant.

☐                                    A radius of 2 miles (suburban) surrounding the Location of the Licensed Restaurant.

☐                                    The area outline on the attached map and described as follows:

*            If the Territory is defined by streets, highways, freeways, or other roadways, or rivers, streams, or tributaries, then the boundary of the Territory shall extend to the center of each such street, highway, freeway, or other roadway, or river, stream or tributary.

EXHIBIT B

Electronic Funds Transfer

Authorization To Honor Charges Drawn By and Payable To

SOHO FRANCHISING, LLC

Bank Name	Account No.	ABA#	FEIN

The undersigned Depositor hereby authorizes and requests the Depository designated below to honor and to charge to the following designated account, checks, and electronic debits (collectively, “debits”) drawn on such account which are payable to the above named Payee.  It is agreed that Depository’s rights with respect to each such debit shall be the same as it if were a check drawn and signed by the Depositor.  It is further agreed that is any such debit is not honored, whether with or without cause and whether intentionally or inadvertently, depository shall be under no liability whatsoever.  This authorization shall continue in force until Depository and Payee have received at least thirty (30) days written notification from Depositor of its termination.

The Depositor agrees with respect to any action taken pursuant to the above authorization.

(1) To indemnify the Depository and hold it harmless from any loss it may suffer resulting from or in connection with any debit, including, without limitation, execution and issuance of any check, draft or order, whether or not genuine, purporting to be authorized or executed by the Payee and received by the Depository in the regular course of business for the purpose of payment, including any costs or expenses reasonably incurred in connection therewith.

(2) To indemnify Payee and the Depository for any loss arising in the event that any such debit shall be dishonored, whether with or without cause and whether intentionally or inadvertently.

(3) To defend at Depositor’s own cost and expense any action which might be brought by a depositor or any other persons because of any actions takes by the Depository or Payee pursuant to the foregoing request and authorization, or in any manner arising by reason of the Depository’s or Payee’s participation therein.

Name of Depository:

Name of Depositor:

Designated Bank Account:
(Please attach one voided check for the above account)

Store Location:

Store #:

For information call:

Address:

Phone #:

Fax #:

Name of Franchisee/Depositor (please print)

By:
Signature and Title of Authorized Representative

Date:

EXHIBIT C

Entity Information

If Franchisee is an Entity, Franchisee represents and warrants that the following information is accurate and complete in all material respects:

(1)                                 Franchisee is a (check as applicable):

☐ corporation

☐ limited liability company

☐ general partnership

☐ limited partnership

☐ Other (specify):

(2)                                 Franchisee shall provide to Franchisor concurrently with the execution hereof true and accurate copies of its charter documents including Articles of Incorporation, Bylaws, Operating Agreement, Partnership Agreement, resolutions authorizing the execution hereof, and any amendments to the foregoing (“Entity Documents”).

(3)                                 Franchisee promptly shall provide such additional information as Franchisor may from time to time request concerning all persons who may have any direct or indirect financial interest in Franchisee.

(4)                                 The name and address of each of Franchisee’s Owners, members, or general and limited partner:

Name	Address	Number of Shares / % Interest

(5)                                 There is set forth below the names, and addresses and titles of Franchisee’s principal officers or partners who will be devoting their full time to the Business:

Name & Title	Address

(6)                                 The address where Franchisee’s Financial Records, and Entity records (e.g., Articles of Incorporation, Bylaws, Operating Agreement, Partnership Agreement, etc.) are maintained is:

EXHIBIT D

Addendum to Lease

THIS ADDENDUM TO LEASE (“Addendum”) is made this      day of             , 200     by and between                                                        (“Landlord”) and                                                  (“Franchisee”) and Soho Franchising, LLC, a Delaware limited liability company (“Franchisor”) with reference to the following facts:

A.                                    Franchisor and Franchisee are parties to that certain Franchise Agreement dated                                         , 20         (the “Franchise Agreement”).

B.                                    Landlord and Franchisee desire to enter into a lease (the “Lease”) pursuant to which Franchisee will occupy the premises located at                                                                                                                                           (the “Premises”) for a “ZOËS KITCHEN” restaurant (the “Restaurant”) licensed under the Franchise Agreement.

C.                                    Franchisee is required to execute and to cause Landlord to execute this Addendum.

NOW, THEREFORE, the parties agree as follows:

1.                                      Notwithstanding anything to the contrary contained in the Lease:

(a)                                    Landlord shall not change the traffic flow around the Premises;

(b)                                    Landlord shall not permit the erection of signs or structures which obstruct the view of the Premises or its signage;

(c)                                     Landlord shall maintain the common areas on a consistent basis;

(d)                                    Franchisee shall be the only facility, excluding supermarkets or similar convenience stores, specializing in similar food sales in the center (or nearby centers owned by the same Landlord);

(e)                                     The Premises shall be constructed and improved pursuant to the Franchise Agreement;

(f)                                      Franchisor or its designee shall have an option, but not the obligation, without cost or expense to Franchisor or such designee, to assume the Lease, or execute a substitute lease on the same terms for the then remaining term of the Lease plus all remaining option/renewal terms, in the event of termination or expiration of the Franchise Agreement for any reason;

(g)                                     Franchisor or its designee shall have the right (but not the obligation) to succeed to Franchisee’s rights under the Lease if Franchisee fails to exercise any option to renew, and or extend the term of the Lease,

(h)                                    Upon Franchisee’s default under the Lease, or upon any alleged default thereof by Franchisee, the Landlord shall notify Franchisor in writing at least 15 days prior to the date of termination or non-renewal of the Lease and, in the case of a default, Franchisor or its designee shall have the right, but not the obligation, without liability to Franchisee, to cure the default and to succeed to Franchisee’s rights under said Lease or request that the Landlord terminate the Lease and enter into a substitute Lease with Franchisor or said designee on the same terms by giving written notice of such election to Franchisee and such Landlord;

(i)                                        Franchisee shall have the unrestricted right, without Landlord consent, payment to Landlord or modification of any term of the Lease, during the entire term of the Lease (including any renewal terms) to assign or sublet the Premises to Franchisor, its designee, or any franchisee or licensee approved by Franchisor and who meets Landlord’s reasonable financial suitability requirements;

(j)                                       Except as permitted in (i) above, the Lease may not be assigned, subleased, modified or amended without Franchisor’s prior written consent and that Franchisor shall be provided with copies of all such assignments, subleases, modifications and amendments;

(k)                                    Landlord must disclose to Franchisor, upon Franchisor’s request, all sales and other information furnished to the Landlord by Franchisee; and

(l)                                        Upon expiration or termination of the Lease for any reason, Franchisee shall, upon Franchisor’s demand, remove all of the Marks from the Location and Premises and modify the decor of the Location so that it no longer resembles, in whole or in part, a Restaurant, and otherwise comply with Article 15 of the Franchise Agreement.  If Franchisee shall fail do so, Franchisor will be given written notice and the right to enter the Location and Premises to make such alterations, in which event Franchisee shall reimburse Franchisor for all direct and indirect costs and expense it may incur in connection therewith, including attorneys’ fees.

2.                                      Nothing in the Lease or this Addendum shall neither create or purport to create any obligations on behalf of Franchisor to Landlord or Franchisee and nothing in the Lease or this Addendum shall grant or purport to grant to Landlord any right to pursue any claim against Franchisor arising out of Tenant’s breach or default under the Lease.

3.                                      In the event of any conflict or inconsistency between the Lease and this Addendum, this Addendum shall control.

IN WITNESS WHEREOF, the parties have executed this Addendum as of the date first set forth above.

“Landlord”	“Tenant”

By:	By:
Name:	Name:
Its:	Its:

“Franchisor”

SOHO FRANCHISING, LLC

By:
Name:
Its: